Exhibit 10.9

TRIPLE NET SPACE LEASE

(MULTI-TENANT)

between

Cooper House LLC,

a California limited liability company,

as

LANDLORD

and

Imprivata Inc.,

a Delaware corporation,

as

TENANT

for

PREMISES

At

Cooper House

Santa Cruz, CA

-i-

-ii-

-iii-

-iv-

This Triple Net Space Lease (the “Lease”), dated as of the date first written in the Summary of Basic Lease Information set forth in Article I below (the “Summary”), is made by and between Cooper House LLC, a California limited liability company (“Landlord”) and Imprivata Inc., a Delaware corporation (“Tenant”).

ARTICLE I

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION

Date:	September 3, 2013

Premises (Article II).

Premises:	An agreed upon 8,541 rentable square feet of space located on the second (2nd) floor of the Building, as further set forth in Exhibit A.

Building:	That certain Building commonly known as The Cooper House located at 100-110 Cooper Street in Santa Cruz, California 95060, which consists of an agreed upon 96,579 rentable square feet.

Office Portion of the Building:	Approximately 77,002 rentable square feet.

Lease Term (Article III).

Commencement Date:	The later of: (i) November 1, 2013, or (ii) the date on which Landlord delivers the Premises to Tenant with the Landlord’s Work (as defined in Exhibit C attached hereto) Substantially Complete (as defined in Exhibit C attached hereto), subject to the provisions of Exhibit C attached hereto.

Expiration Date:	The last day of the sixty-second (62nd) full calendar month of the Lease Term.

Option(s) to Extend:	Tenant is given one (1) option to extend the Lease Term (“Option to Extend”) for a period of five (5) years (the “Extended Term”) immediately following the date on which the initial Lease Term would otherwise expire.

Base Rent

(Section 4.01)

Months	Monthly Base Rent Per Square Foot	Monthly Base Rent	Annual Base Rent

1 -2	$0.00	$0.00	$0.00

3-12	$1.30	$11,103.30	$111,033.00

13-24	$1.34	$11,436.40	$137,236.80

25-36	$1.38	$11,779.49	$141,353.88

37-48	$1.42	$12,132.92	$145,595.04

49-60	$1.46	$12,496.93	$149,963.16

61-62	$1.51	$12,871.88	$25,743.76

Tenant’s Project Share (Section 4.05):	8.84%

Tenant’s Office Share (Section 4.05)	11.09%

Security Deposit (Section 4.06):	$15,000

Permitted Use (Article V):	General administration, research and development and office use only, consistent with a first-class office Building.

Broker(s) (Section 17.23):

Representing Landlord:	Sheldon Wiseman.

Representing Tenant:	None.

Landlord’s Work:	See Exhibit C

ARTICLE II

PREMISES

Section 2.01 Demise of Premises. Landlord hereby leases to Tenant and Tenant leases from Landlord for the Lease Term, at the rental, and upon all of the terms and conditions set forth herein, certain premises described in the Summary (“Premises”), which Premises, commonly referred to as Suite 201, are comprised of a portion of the second (2nd) floor of that certain building described in the Summary (the “Building”) commonly known as The Cooper House and located at 100-110 Cooper Street in Santa Cruz, California. The Premises are more particularly described and depicted on Exhibit A attached hereto. Landlord reserves the right to access and use the restrooms and janitor, telephone and electrical closets (as well as the space above any dropped ceilings) for cabling, wiring, pipes and other Building system elements. The rentable square footage of the Premises and Building (the “Rentable Area”) has been determined and certified by Landlord’s architect by a method described as “dripline,” whereby the measurement encompasses the outermost perimeter of the constructed Building, including every projection thereof and all area beneath each such projection, whether or not enclosed, with no deduction for any inward deviation of structure and with the measurement being made floor by floor, but beginning from the top of the Building. The Rentable Area of the Premises also includes an allocation of a portion of the Building Common Area, as more particularly defined in Section 2.02 below. The Premises, the Building and appurtenances thereto that are described herein, including Common Area (defined below), together with the land on which such appurtenances and improvements are located are together designated as the project (“Project”) for the purposes of this Lease.

Section 2.02 Common Area. During the Lease Term, Tenant shall have the non-exclusive right to access and use those portions of the Common Area which are provided, from time to time, for use in common by Landlord, Tenant and/or other tenants of the Project. Landlord reserves the right, in its sole discretion, to modify the Common Area (including, without limitation, increasing or reducing the size thereof, adding additional or removing structures, facilities or other improvements that are situated in the Common Areas, or changing the use, configuration and elements thereof), to designate certain areas for the exclusive use of Landlord and/or certain tenants of the Project, and to close or restrict access to certain portions of the Common Area from time to time for repair, maintenance or construction or to prevent a dedication thereof; provided that (i) Tenant nevertheless shall at all times have reasonable access to the Premises, and (ii) any such modifications, when completed, shall not unreasonably interfere with or restrict Tenant’s access to or possession or use of the Premises. Landlord further reserves the right to establish, repeal and amend from time to time rules and regulations for the use of the Common Area and to grant easements or other rights to use the Common Area to others; provided that no amendment to the rules and regulations shall unreasonably interfere with or restrict Tenant’s access to or possession or use of the Premises or unreasonably and materially increase Tenant’s Share of Operating Expenses; and provided further that, to the extent of any conflict between an express provision of this Lease (other than the attached Rules and Regulations) and such Common Area rules and regulations, this Lease shall control. The “Common Area” shall consist of (x) the Project Common Area, which includes all portions of the Project other than the Building, including landscaping, sidewalks, walkways, driveways, curbs, parking lots (including striping), sprinkler systems, lighting, surface water drainage systems, and additional or different facilities as Landlord may from time to time designate or install or make available for the use by Tenant in common with others, and (y) the Building Common Area, which includes all lobbies (other than the lobbies on full floors of the Building, that are fully leased to other tenants), mechanical areas, stairwells, elevators and elevator shafts, pipe, cabling and wiring shafts, together with their enclosing walls, plus, to the extent not leased to an occupant, all entrances, elevator and other common corridors and hallways, restrooms, janitor closets, telephone closets, electric closets and other public or common areas located in the Building.

ARTICLE III

TERM

Section 3.01 Lease Term. The initial term of this Lease (the “Lease Term”) shall commence on the Commencement Date set forth in the Summary (the “Commencement Date”), and shall expire, unless sooner terminated as provided for herein, on the Expiration Date set forth in the Summary (the “Expiration Date”). At any time following the Commencement Date, Landlord may deliver to Tenant a Memorandum of Commencement of Lease Term substantially in the form attached hereto as Exhibit B as a confirmation of the information set forth therein, which Tenant shall execute and return to Landlord within five (5) business days after receipt thereof.

Section 3.02 Option to Extend.

(a) Exercise. The Option to Extend set forth in the Summary, if any, may be exercised by Tenant, if at all, only by delivery of irrevocable written notice (the “Option Notice”) to Landlord given not more than twelve (12) months nor less than nine (9) months prior to the end of the initial Lease Term; provided, however, if, as of the date of delivery of the Option Notice or any day thereafter on or before the last day of the initial Lease Term, Tenant (i) is in default under this Lease (beyond the expiration of any applicable notice and cure period provided under this Lease), (ii) has assigned this Lease or (iii) has sublet more than fifty percent (50%) of the Premises, or (iv) is not then occupying the Premises, then, at the sole option of Landlord, the Option Notice shall be totally ineffective, and this Lease shall expire on the last day of the initial Lease Term, if not sooner terminated. Furthermore, it is understood and agreed that the Option to Extend contemplated in this Section 3.02 are personal to the originally named Tenant and are not transferable.

(b) Extended Term Rent. In the event Tenant exercises an Option to Extend set forth herein, all the terms and conditions of this Lease shall continue to apply during the applicable Extended Term, except that the Base Rent payable by Tenant during the Extended Term shall be equal to the greater of (i) the Base Rent due hereunder with respect to the last month of the initial Lease Term, as adjusted pursuant to Section 4.01(b) below, and (ii) one hundred percent (100%) of Fair Market Rent (as defined below), as determined pursuant to Section 3.03(c) below. Base Rent shall continue to be subject to annual adjustments as provided in Section 4.01(b) below during the Extended Term. “Fair Market Rent” shall mean the effective rental rate, determined on a per rentable square foot basis, being charged in transactions entered into within the twelve (12) month period immediately preceding the Negotiation Period (as defined in subsection (c) below), for comparable space in similar buildings in the vicinity of the Building (i.e., buildings of a similar age and quality considering any recent renovations or modernization), with similar floor plate size and with similar amenities, or, if such comparable space is not available, then making adjustments in the determination of Fair Market Rent to reflect the age, quality, layout and amenities of the Premises and the Building, as contrasted to spaces in other buildings used for comparison purposes, in all instances taking into consideration: size; location; floor level; leasehold improvements or allowances provided or to be provided; lease term; extent of services to be provided; the time that the particular rate under consideration became or is to become effective; and any other relevant terms or conditions applicable to both new and renewing tenants.

(c) Determination of Fair Market Rent

(i) Negotiation. If Tenant timely and properly exercises an Option to Extend, then, within the first thirty (30) days following the date of Tenant’s delivery of the Option Notice (the “Negotiation Period”), the parties shall meet in good faith to negotiate the Base Rent for the Premises during the Extended Term. If during the Negotiation Period, the parties agree on the Base Rent for the Premises during the Extended Term, then such agreed amount shall be the Base Rent payable by Tenant during the Extended Term.

(ii) Arbitration. In the event that the parties are unable to agree on the Base Rent for the Premises within the Negotiation Period, then within ten (10) days after the expiration of the Negotiation Period, each party shall separately designate to the other in writing and engage an appraiser to make this determination. Each appraiser designated shall be a member of the Appraisal Institute and shall have at least ten (10) years experience in appraising commercial real property in Santa Cruz and/or Santa Cruz County. The failure of either party to appoint an appraiser within the time allowed shall be deemed equivalent to appointing the appraiser appointed by the other party, who shall then determine the Fair Market Rent for the Premises for the Extended Term. Within five (5) business days of their appointment, the two designated appraisers shall jointly designate a third similarly qualified appraiser. Within thirty (30) days after their appointment, each of the two appraisers appointed by the parties shall submit to the third appraiser a sealed envelope containing such appointed appraiser’s good faith determination of the Fair Market Rent for the Premises for the Extended Term; concurrently with such delivery, each such appraiser shall deliver a copy of his or her determination to the other appraiser. The third appraiser shall within ten (10) days following receipt of such submissions, then determine which of the two appraisers’ determinations most closely reflects Fair Market Rent. The determination selected by the third appraiser shall be deemed to be the Fair Market Rent for the Premises during the Extended Term; the third appraiser shall have no rights to adjust, amend or otherwise alter the determinations made by the appraisers selected by the parties, but must select one or the other of such appraisers’ submissions. The determination by such third appraiser shall be final and binding upon the parties. Said third appraiser shall, upon selecting the determination which most closely resembles Fair Market Rent, concurrently notify both parties hereto in writing. Each party shall be solely responsible to pay the fees and costs of the appraiser that it appointed and the parties shall share the fees and costs of the third appraiser equally. If the Extended Term begins prior to the determination of Fair Market Rent, Tenant shall pay monthly installments of Base Rent equal to one hundred three percent (103%) of the monthly installment of Base Rent in effect for the last year of the initial Lease Term. Once a determination is made, any over payment or under payment of Base Rent by Tenant shall be reimbursed as a credit against, or paid by adding to, the monthly installment of Base Rent next falling due.

Section 3.03 Early Termination Right.

(a) Tenant shall have a right to terminate this Lease effective anytime on or after the last day of the thirty-sixth (36th) full calendar month of the Term (as applicable, the “Early Termination Date”) by providing Landlord with written notice (a “Termination Notice”) of its intent to terminate given at least nine (9) months prior to the applicable Early Termination Date.

(b) If Tenant elects to exercise the right to terminate this Lease in accordance with this Section 3.03, Tenant shall pay Landlord a cancellation payment (the “Termination Fee”) equal to One Hundred Twenty-Five Thousand and No/100 Dollars ($125,000.00). Twenty-five percent (25%) of such Termination Fee shall be paid by Tenant to Landlord concurrently with the giving of the Termination Notice, twenty-five percent (25%) of such Termination Fee shall be paid by Tenant to Landlord four (4) months prior to the Early Termination Date, and the remaining fifty percent (50%) of such Termination Fee shall be paid by Tenant to Landlord on the Early Termination Date.

(c) Provided that Tenant pays the Termination Fee, the Lease shall terminate as of the Early Termination Date with the same force and effect as if scheduled to expire according to its terms as of such date, and all terms and provisions of this Lease (including, without limitation, the condition of the Premises upon expiration of the Term and survival of indemnity obligations) shall be applicable thereto. If Tenant fails to timely pay the Termination Fee, Tenant’s exercise of its right to terminate shall be null and void and of no force and effect whatsoever, this Lease shall continue in full force and effect and Tenant shall have no further right to terminate this Lease.

Notwithstanding the foregoing, Tenant’s exercise of its rights under this Section 3.03 shall, if Landlord so elects in its absolute discretion, be ineffective in the event that Tenant is in default of this Lease at the time of delivery of a Termination Notice or upon the applicable Early Termination Date.

ARTICLE IV

RENT; TRIPLE NET LEASE

Section 4.01 Base Rent.

(a) Payment of Base Rent. Commencing on the Commencement Date and continuing throughout the Lease Term, Tenant shall pay to Landlord, without prior notice or demand, base rent (“Base Rent”) as set forth in the Summary, subject to the adjustments set forth in the Summary (as further described in Section 4.01(b) below), which shall be payable in monthly installments in advance, on or before the first day of each calendar month of the Lease Term. Base Rent for any period during the Lease Term hereof which is for less than one month shall be a pro rata portion of the monthly installment. Base Rent and Additional Rent shall be paid without offset, deduction, prior notice, or demand to Landlord at the address stated herein or to such other persons or at such other places as Landlord may designate in writing.

(b) Adjustment of Base Rent. Beginning on the first day of the 13th full calendar month after the Lease Commencement Date and on each anniversary date thereafter during the Lease Term (“Adjustment Date”), Base Rent shall increase automatically and without notice as provided for in the Basic Lease Provisions. Tenant thereafter shall pay the monthly installments of Base Rent due under this Lease at the increased rate until the next Adjustment Date.

(c) Abatement of Base Rent. Notwithstanding anything to the contrary contained herein, so long as Tenant is not then in default of its obligations under the Lease, Tenant shall be entitled to receive an abatement of the Base Rent due during the first two (2) full calendar months of the Term (the “Abatement Period”) subject to the provisions of this Section 4.01(c). During the Abatement Period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease (including, without limitation, Tenant’s Share of Operating Expenses, Insurance Expenses and Tax Expenses, as defined below). In the event of a default by Tenant under the terms of the Lease that results in early termination pursuant to the provisions of Article XII of this Lease, and as part of the recovery set forth in Article XII of this Lease, Landlord shall be entitled to the recovery of the Base Rent that was abated under the provisions of this Section 4.01(c).

Section 4.02 First Payment of Rent. Tenant shall pay to Landlord Base Rent for the first full calendar month of the Lease Term upon Tenant’s execution of this Lease.

Section 4.03 Absolute Triple Net Lease. This Lease is what is commonly called an “Absolute Triple Net Lease,” it being understood that Landlord shall receive the Base Rent set forth in Section 4.01 free and clear of, and in addition to, any and all expenses, costs, impositions, taxes, assessments, liens or charges of any nature whatsoever. Tenant shall pay all Rent in lawful money of the United States of America to Landlord at the notice address stated herein or to such other persons or at such other places as Landlord may designate in writing on or before the due date specified for same without prior demand, set-off or deduction of any nature whatsoever. It is the intention of the parties hereto that this Lease shall not be terminable for any reason by Tenant and that Tenant shall in no event be entitled to any abatement of or reduction in Rent payable under this Lease, except as herein expressly provided in Articles VIII and XIII. Any present or future law to the contrary shall not alter this agreement of the parties.

Section 4.04 Additional Rent. In addition to the Base Rent reserved by Section 4.01, commencing on the Commencement Date and continuing throughout the Lease Term, Tenant shall pay, without duplication, (i) with respect to the Office Portion of the Building, (a) Tenant’s Office Share of Operating Expenses; (b) Tenant’s Office Share of Insurance Expenses; (c) Tenant’s Office Share of Real Property Taxes; and (d) a management fee (the “Management Fee”), payable on a monthly basis, in advance, at the same time and in the same manner applicable to monthly installments of Base Rent, in an amount equal to three percent (3%) of the then applicable monthly installment of Base Rent (provided that for the purposes hereof, the monthly base Rent for each of the first two months of the Lease Term shall be deemed to be Eleven Thousand and Three and 30/100 Dollars ($11,003.30)); and (ii) with respect to the

Project as a whole, (a) Tenant’s Project Share of Operating Expenses, (b) Tenant’s Project Share of Insurance Expenses, and (c) Tenant’s Project Share of Real Property Taxes. As used herein, the term “Tenant’s Share” shall mean Tenant’s Project Share, or Tenant’s Office Share, as applicable. All of the foregoing payments of Operating Expenses, Insurance Expenses and real Property Taxes, together with any and all other amounts (other than Base Rent), whether or not contemplated, payable by Tenant pursuant to the terms of this Lease are referred to herein, collectively, as “Additional Rent,” and Base Rent and Additional Rent are referred to herein, collectively, as “Rent.”

Section 4.05 Operating Expenses; Insurance Expenses; Real Property Taxes.

(a) Definitions. “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues (whether obligated to do so or undertaken at Landlord’s discretion) during any calendar year during the Lease Term because of or in connection with the ownership, operation, management, maintenance, security, repair, replacement and restoration of the Project, the Building, or any portion thereof, other than Insurance Expenses and Real Property Taxes. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: costs and expenses of cleaning, lighting, maintaining, repairing and replacing all Project Common Area improvements and elements (including, without limitation, light poles and fixtures, storm and sanitary sewers, parking lots, driveways and roads) and all Building Common Area improvements and elements (including, without limitation, elevators, stairways, floors, exterior and interior walls, roof, roof membrane and other elements of the Building which are the responsibility of Landlord to maintain, repair and replace under this Lease); costs of snow removal; costs of parking lot striping; costs of removal of trash, rubbish, garbage and other refuse; costs of painting of exterior and interior walls; costs of removal of graffiti; costs of landscaping; costs of providing security systems and personnel to the extent Landlord determines in its sole discretion to do so; fire protection and fire hydrant charges (including fire protection system signaling devices now or hereafter required, and the costs of maintaining of same); water and sewer charges; utility charges; license and permit fees necessary to operate and maintain the Building and the Project; costs of supplies, tools and materials used in the operation and maintenance of the Building, the Project and the Common Area; the cost (or the reasonable depreciation of the cost) of equipment used in the operation and maintenance of the Building, the Project and the Common Area (which shall be expensed or amortized, respectively, in accordance with generally accepted accounting principles and Landlord’s good faith discretion using commercial real estate management principles, consistently applied) and rent paid for leasing any such equipment; reasonable cost of on-site or off-site space for the storage of any and all items used in conjunction with the operation, management, maintenance and repair of the Project (including, without limitation, tools, machinery, records, decorations, tables, benches, supplies and meters); the cost of making all improvements which are intended to reduce Operating Expenses or to increase public safety, or which may be then required by governmental authority, laws, statutes, ordinances and/or regulations; the cost of all licenses, certificates, permits and inspections; the cost of contesting any governmental enactments which may affect Operating Expenses; costs incurred to comply with any transportation demand management program, any present or anticipated conservation program or any other governmental program; payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building or the Project; costs, fees, charges or assessments imposed, by or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute Real Property Taxes hereunder; total compensation and benefits (including premiums for workers’ compensation and other insurance, except to the extent such premiums are included in Insurance Expenses) paid to or on behalf of Landlord’s employees, agents, consultants and contractors specifically working on the Project or Building (and with such costs pro-rated to the extent any of the foregoing split their responsibilities among multiple properties); and the deductible portion of any insurance policies maintained by Landlord with regard to the Project. Notwithstanding the foregoing, if Tenant’s Share of the cost of any particular capital expenditure to the Building or Common Area exceeds Five Thousand and No/100 Dollars ($5,000.00), then such cost, together with interest thereon at the rate actually charged Landlord by any lender or, if no such interest is relevant, with interest thereon at an interest rate equal to the Agreed Rate (as defined in Section 17.02 below), shall be amortized over its useful life, and the amount includible in Operating Expenses shall be limited to the monthly amortized cost thereof. The determination of what constitutes a capital expenditure and the useful life applicable thereto shall be made by Landlord in its good faith discretion using generally accepted accounting principals consistently applied.

In determining the amount of Operating Expenses for any year, if less than 95% of the Rentable Area of the Office Portion of the Building or the Project is occupied by tenants at any time during any such year, Operating Expenses shall be determined for such year to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been 95% throughout the year.

Notwithstanding anything to the contrary contained herein, “Operating Expenses” shall not include (and Tenant shall have no liability for) any of the following: (i) any expenses incurred by Landlord for the sole benefit of Tenant, which expenses are reimbursed by Tenant pursuant to the other terms of this Lease (other than through reimbursement of Tenant’s Share of Operating Expenses); (ii) any expenses incurred by Landlord for the sole benefit of one or more other tenants of the Building or the Project (but not Tenant), which expenses are in fact reimbursed by such other tenant(s) (other than through any operating cost reimbursement provision identical or substantially similar to the provisions set forth in this Lease); (iii) any payments of interest or principal relating to any debt secured by the Building or the Project, except any debt incurred by Landlord for the purpose of financing amounts which would otherwise be includable in Operating Expenses hereunder; (iv) Real Property Taxes (as hereinafter defined); (v) legal fees, brokers’ commissions or other costs incurred in the negotiation, termination, or extension of leases or in proceedings involving a specific tenant; (vi) Landlord’s non-cash depreciation and amortization of the initial construction of any Common Area improvements, provided that nothing herein shall limit Landlord’s ability to collect the cost of other capitalized items pursuant to the terms of this Lease; (vii) advertising, marketing or promotional expenses; (viii) interest or penalties incurred as a result of Landlord’s failure to pay any bill as it shall become due unless non-payment is due to Tenant’s default hereunder; (ix) costs related to the operation of Landlord as an entity rather than the operation of the Project (including, without limitation, costs of formation of the entity, internal accounting unrelated to operation or management of the Project, legal matters related solely to the maintenance of Landlord as an entity and/or preparation of tax returns); (x) costs and disbursements, and other expenses incurred in connection with leasing, renovating, or improving leasable space for tenants or other occupants or prospective tenants or occupants of the Project or costs (including, without limitation, permit, license, and inspection fees) incurred in renovating or otherwise improving or decorating, painting or redecorating space for tenants or other occupants or vacant space; (xi) any costs of charitable or political contributions; (xii) overhead and profit paid to subsidiaries or affiliates of Landlord for management or other services, to the extent that the costs of such services, supplies or materials if the same were not provided by a subsidiary or affiliate; and (xiii) costs incurred to remove, remedy, contain or treat any Hazardous Materials (as defined in Section 17.21(a) below) which exists at the Project either: (1) as of the Commencement Date, or (2) due to the actions of Landlord or Landlord Parties (as defined in Section 7.07 below); provided, however, that nothing herein shall be deemed to modify or lessen the obligations of Tenant pursuant to Section 17.21 of this Lease

“Insurance Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues (whether obligated to do so or undertaken at Landlord’s discretion) during any calendar year during the Lease Term because of or with respect to insurance carried by Landlord in connection with the Building or the Project, including, without limitation, all insurance described in Sections 7.01 and 7.03 below.

“Real Property Taxes” shall mean, except as otherwise set forth in Section 9.01 of this Lease, real property taxes, including, without limitation, any escaped or supplemental tax and any form of real estate tax or assessment, general, special, ordinary or extraordinary, and any license, fee, charge, excise or imposition imposed, assessed or levied on or with respect to the Premises or the Project or any part thereof, or any legal or equitable interest of Landlord therein, by any Federal, State, County, City or other political subdivision or public authority having the direct or indirect power to tax, including, without limitation, any improvement district or any community facilities district, as well as any government or private cost sharing agreement assessments made for the purpose of augmenting or improving the quality of services and amenities normally provided by government agencies and any tax, fee, charge, imposition or excise described in subsection 9.01(b) below. Notwithstanding anything to the contrary contained herein, “Real Property Taxes” shall not include: (i) any net income taxes, franchise taxes, or any succession, estate or inheritance taxes of Landlord; or (ii) any penalties, interest, or other charges imposed as a result of Landlord’s late payment or non-payment of any Real Property Taxes.

(b) Tenant’s Share. For purposes hereof, “Tenant’s Share” shall, as applicable: (i) Tenant’s Office Share or Tenant’s Project Share. “Tenant’s Office Share” shall mean the percentage derived by the quotient of the Rentable Area of the Premises divided by the Rentable Area of the Office Portion of the Building, which Landlord and Tenant acknowledge and agree shall be the percentage set forth in the Summary. “Tenant’s Project Share” shall mean the percentage derived by the quotient of the Rentable Area of the Premises divided by the Rentable Area of the Project, which Landlord and Tenant acknowledge and agree shall be the percentage set forth in the Summary. Notwithstanding the foregoing, Tenant’s Share shall be subject to increase or reduction (in an amount Landlord shall, in good faith, determine), based upon any increase or reduction in the Rentable Area of the Office Portion of the Building and/or the Project.

(c) Payment. Commencing on the Commencement Date, and continuing through the Lease Term, Tenant shall pay, on the first day of each calendar month, monthly installments of Tenant’s Share of Operating Expenses, Tenant’s Share of Insurance Expenses and Tenant’s Share of Real Property Taxes in amounts set forth in a written estimate by Landlord. Landlord shall have the right to revise its estimate from time to time during a particular calendar year, in which event, commencing with Tenant’s next installment of Base Rent due after Tenant’s receipt of such revised estimate, Tenant thereafter shall pay such amounts set forth in such revised estimate (which may include an additional monthly amount based upon any shortfall in Landlord’s previous estimate). Landlord shall furnish to Tenant a statement (hereinafter referred to as “Landlord’s Statement”), within ninety (90) days after the end of each calendar year or such longer period as is required by Landlord to furnish the same, which shall set forth the actual amounts of Tenant’s Share of Operating Expenses, Tenant’s Share of Insurance Expenses and Tenant’s Share of Real Property Taxes for such preceding calendar year. In the event that the actual amounts of Tenant’s Share of Operating Expenses, Tenant’s Share of Insurance Expenses and Tenant’s Share of Real Property Taxes for such preceding calendar year, in the aggregate, exceed the estimated amounts paid by Tenant with respect thereto during such preceding calendar year, then Tenant shall pay to Landlord, as Additional Rent, the entire amount of such excess within thirty (30) days after receipt of Landlord’s Statement. In the event that the actual amounts of Tenant’s Share of Operating Expenses, Tenant’s Share of Insurance Expenses and Tenant’s Share of Real Property Taxes for such preceding calendar year, in the aggregate, are less than the estimated amounts paid by Tenant with respect thereto during such preceding calendar year, then Landlord shall apply such difference as a credit to Additional Rent next falling due (or if the Lease Term has expired or terminated and there remains no money due to Landlord, then Landlord shall remit to Tenant the amount of such difference) together with delivery of the Landlord’s Statement. Tenant’s Share of Operating Expenses, Tenant’s Share of Insurance Expenses and Tenant’s Share of Real Estate Taxes for the ensuing estimation period shall be adjusted upward or downward based upon Landlord’s Statement.

Section 4.06 Security Deposit. Tenant shall deposit with Landlord, upon execution of this Lease, the Security Deposit set forth in the Basic Lease Provisions as security for Tenant’s faithful performance of Tenant’s obligations hereunder. If Tenant fails to timely pay rent or other amounts due hereunder, or otherwise fails to timely observe or perform any provision of this Lease on Tenant’s part to be observed or performed, Landlord may, without waiving or releasing Tenant from any obligation under this Lease, and without waiving Landlord’s right to treat such failure as a default hereof or any other right or remedy with respect thereto, use, apply, or retain all or any portion of said Security Deposit for the payment of any such rent or other amount or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s failure to timely observe or perform any such provision of this Lease, or to so compensate Landlord for any loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of said Security Deposit, Tenant shall within five (5) business days after written demand therefor deposit cash with Landlord in an amount sufficient to restore said Security Deposit to the full amount hereinabove stated and Tenant’s failure to do so shall be a material breach of this Lease. If Tenant timely and fully performs and observes all of Tenant’s obligations to perform and observe hereunder, said Security Deposit shall be returned to Tenant (or, at Tenant’s option, to the last assignee, if any, of Tenant’s interest hereunder) at the expiration of the Lease Term. Tenant hereby waives the provisions of Section 1950.7 of the

California Civil Code and all other provisions of law, now or hereafter in effect, which (i) establish the time frame by which a Landlord must refund a security deposit under a lease, and/or (ii) provide that a Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a Tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Section 4.06 and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease, including any damages Landlord suffers following termination of this Lease.

ARTICLE V

USE

Section 5.01 Permitted Use and Limitations on Use. The Premises shall be used and occupied only for the permitted use set forth in the Summary and for no other use or purpose whatsoever. Tenant shall be permitted access to the Premises and the Building during the Term on a twenty-four (24) hours per day, seven (7) days per week basis, except to the extent prohibited by Applicable Laws or prevented due to emergency or casualty. Tenant shall not use, suffer or permit the use of the Premises in any manner that would constitute waste, nuisance or unlawful acts. Tenant shall not do anything in or about the Premises which would (a) cause structural injury to the Building or the Premises, or (b) cause damage to any part of the Building or the Premises except to the extent reasonably necessary for the installation of Tenant’s trade fixtures and Tenant’s Alterations, and then only in a manner and to the extent consistent with this Lease. Tenant shall not operate any equipment within the Building or the Premises which would (i) materially damage the Building or the Common Area, (ii) overload existing mechanical, electrical or other systems or equipment servicing the Building, (iii) impair the efficient operation of the sprinkler system or the heating, ventilating or air conditioning equipment within or servicing the Building, (iv) damage, overload or corrode the sanitary sewer system, or (v) damage the Common Area or any other part of the Project. Tenant shall not attach, hang or suspend anything from the ceiling, roof, walls or columns of the Building or set any load on the floor in excess of the load limits for which such items are designed nor operate hard wheel forklifts within the Premises. Any dust, fumes, or waste products generated by Tenant’s use of the Premises shall be contained and disposed so that they do not (A) create an unreasonable fire or health hazard, (B) damage the Premises, or (C) result in the violation of any law. Except as approved by Landlord, Tenant shall not change the exterior of the Building, or the outside area of the Premises, or install any equipment or antennas on or make any penetrations of the exterior or roof of the Building. Tenant shall not conduct on any portion of the Premises any sale of any kind (but nothing herein is meant to prohibit sales and marketing activities of Tenant’s products and services in the normal course of business consistent with the permitted use), including any public or private auction, fire sale, going-out-of-business sale, distress sale or other liquidation sale, and any such sale shall be an immediate event of default hereunder without the benefit of a notice and cure period from Landlord, notwithstanding anything to the contrary in this Lease. No materials, supplies, tanks or containers, equipment, finished products or semi-finished products, raw materials, inoperable vehicles or articles of any nature shall be stored upon or permitted to remain within the outside areas of the Premises except in fully fenced and screened areas outside the Building which have been designed for such purpose and have been approved in writing by Landlord for such use by Tenant and for which Tenant has obtained all appropriate permits from governmental agencies having jurisdiction over such articles.

Section 5.02 Compliance with Laws. Tenant shall, at Tenant’s cost and expense, comply promptly with all statutes, ordinances, codes, rules, regulations, orders, covenants and restrictions of record, and requirements applicable to the Premises and Tenant’s use and occupancy of same in effect during any part of the Lease Term, whether the same are presently foreseeable or not, and without regard to the cost or expense of compliance provided that any Alteration(s) required for compliance shall be subject to the provisions of this Lease. By executing this Lease, Tenant acknowledges that it has reviewed and satisfied itself as to its compliance, or intended compliance with the applicable zoning and permit requirements, hazardous materials and waste requirements, and all other statutes, laws, or ordinances relevant to the uses stated in Section 5.01 above or the occupancy of the Premises.

Section 5.03 Delivery of Premises.

(a) Condition upon Delivery. Having made such inspection of the Premises, the Building and the Project as it deemed prudent and appropriate (including, without limitation, testing for the presence of mold), Tenant hereby accepts the Premises in their condition existing as of the Commencement Date, “AS-IS” and “WITH ALL FAULTS” subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use and condition of the Premises, and any covenants or restrictions, liens, encumbrances and title exceptions of record, and accepts this Lease subject thereto and to all matters disclosed thereby and by any exhibits attached hereto. Except as specifically set forth in this Lease and in the Work Letter Agreement for Landlord’s Work and Interior Specification Standards attached hereto as Exhibit C and made a part hereof (“Work Letter”), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty as to the present or future suitability of the Premises for the conduct of Tenant’s business. Neither party has been induced to enter into this Lease by, and neither party is relying on, any representation or warranty outside those expressly set forth in this Lease. Neither Landlord nor anyone acting on its behalf shall be liable for, nor shall this Lease be subject to rescission on account of, the nondisclosure of any facts. Tenant expressly waives any right to rescission and /or damages based on nondisclosure of any facts.

(b) Building Condition and Compliance. Notwithstanding the foregoing or anything else to the contrary in this Lease, Landlord shall deliver the Premises to Tenant (i) with all existing building-wide electrical, plumbing, fire, sprinkler, lighting, heating, ventilation and air conditioning systems in good operating condition, and (ii) with all components of the Premises in compliance with the applicable provisions of California Title 24 Disabled Access Regulation, as of the date of construction of such components. If a noncompliance with the provisions of the previous sentence exists on the Commencement Date, Tenant shall notify Landlord of the specific nature and extent of such noncompliance within ten (10) days after the Commencement Date and, as Tenant’s sole and exclusive remedy as a result of such non-compliance, Landlord shall, promptly after receipt of such written notice from Tenant, rectify the same, at Landlord’s sole cost and expense. Tenant’s failure to provide written notice of non-compliance with the foregoing ten (10) day period shall be conclusively deemed to mean that the Premises were delivered in compliance with the terms and provisions of this Section 5.03(b) as of the Commencement Date.

(c) California Civil Code Section 1938 Statement. The Project has not been inspected by a Certified Access Specialist (CASp).

Section 5.04 Building Security. Tenant acknowledges and agrees that it assumes sole responsibility for security at the Premises for its agents, employees, invitees, licensees, contractors, guests and visitors and will provide such systems and personnel for same including, without limitation, while such person(s) are using the Common Area, as it deems necessary or appropriate and at its sole cost and expense. Notwithstanding anything to the contrary contained in this Lease, neither Landlord nor any of the Landlord Parties shall be liable in any manner for any security personnel, services, procedures or equipment in, at, on or about the Premises, the Building or the Project (whether or not provided by Landlord) or for the failure of the same to prevent or control, or to apprehend anyone suspected of, personal injury, property damage or any criminal conduct in, on or about the Premises, the Building or the Project.

Section 5.05 Rules and Regulations. Landlord may from time to time promulgate reasonable and nondiscriminatory rules and regulations applicable for the care and orderly management of the Premises, the Project and/or its Common Area. Such rules and regulations shall be binding upon Tenant upon delivery of a copy thereof to Tenant, and Tenant agrees to abide by such rules and regulations. A copy of the initial Rules and Regulations is attached hereto as Exhibit D. If there is a conflict between the rules and regulations and any of the provisions of this Lease, the provisions of this Lease shall prevail. Landlord shall not be responsible for the violation of any such rules and regulations by any person, including, without limitation, Tenant or its employees, agents, invitees, licensees, guests, visitors or contractors.

ARTICLE VI

MAINTENANCE, REPAIRS AND ALTERATIONS

Section 6.01 Maintenance of Premises and the Building.

(a) Tenant’s Obligations. Throughout the Lease Term, Tenant, at its sole cost and expense, shall keep, maintain, repair and replace the Premises and every part thereof (except as provided in 6.01(b) below, and also except for maintenance, repairs or replacement costs caused solely by an act of negligence or intentional misconduct by Landlord during the Lease Term, subject to Section 7.06 below) and all improvements and appurtenances in the Premises, including, without limitation, all interior walls, all doors and windows, all wall surfaces and floor coverings, all Alterations, additions and improvements installed by or on behalf of Tenant during the Lease Term, sewer, plumbing, electrical, lighting, heating, ventilation and cooling systems, fixtures and equipment exclusively servicing the Premises to the point of connection with the base building systems, all fire sprinklers, all fire safety and security systems, fixtures and equipment, all wiring, and all glazing, in the same good order, condition and repair as they are in on the Commencement Date, or as they may be improved after the Commencement Date, normal wear and tear and damage due to casualty not caused by Tenant excepted, provided that, for purposes of this Lease, wear and tear which could have been prevented by first class maintenance practices performed in accordance with industry standards shall not be deemed “normal.”

(b) Landlord’s Obligations. Landlord shall maintain, repair and replace the Common Area elements of the Building, those portions of the base building systems not located within or exclusively servicing the Premises or other leased space, and the exterior walls, structural walls, supporting pillars, foundations, roof and roof membrane of the Building. All costs and expenses incurred by Landlord in connection with the foregoing obligations shall be included in Operating Expenses; provided, however, if such maintenance, repair or replacement is due to the acts, omissions or negligence of Tenant or any Tenant Parties (as defined in Section 7.07 below), then Landlord shall nevertheless make such repairs at Tenant’s expense, and Tenant, within ten (10) days after receipt of an invoice, shall pay to Landlord all costs and expenses of any such repairs, together with accrued interest at the Agreed Rate from the date of Landlord’s payment. In addition, Landlord shall be solely responsible (and not as an Operating Expense) for the cost of repairing any defects in the structural components of the Building in existence as of the date of this Lease, including without limitation any existing violations of law, not taking into account any such violations caused by any Alterations made to the Building by Tenant. Tenant shall give Landlord written notice of any needed repairs which are the obligation of Landlord hereunder. It shall then be the obligation of Landlord, after receipt of such notice, to perform the same within thirty (30) days after such notice; provided, however, that if the nature of the repairs is such that more than thirty (30) days are reasonably required for performance, then Landlord shall not be deemed to be in default hereunder if Landlord commences such repairs within said thirty (30) day period and thereafter diligently completes them and provided further, that for purposes of this sentence “commences” includes any steps taken by Landlord to investigate, design, consult, bid or seek permit or other governmental approval in connection with such repair. Should Landlord default, as provided in Section 12.03 below, in its obligation to make any of the repairs assumed by it hereunder with respect to the Premises, or with respect to the Building if such repairs shall be reasonably necessary to Tenant’s use and occupancy of the Premises, Tenant shall have the right to perform such repairs, in which event Landlord, within thirty (30) days after written demand accompanied by detailed invoice(s), shall pay to Tenant the reasonable, actual out-of-pocket costs expended by Tenant for such repairs together with accrued interest at the Agreed Rate from the date of Tenant’s payment, provided that nothing herein shall be deemed to create a right of setoff or withholding by Tenant of Base Rent or Additional Rent or any other amounts due herein. Landlord shall not be liable to Tenant for any damage to person or property as a result of any failure to timely perform any of its obligations with respect to the repair, maintenance or replacement of the Premises, the Building, or the Project or any part thereof, and Tenant’s sole right and remedy (together with its rights under Section 12.03 below) shall be the performance of said repairs by Tenant with the right of reimbursement from Landlord, all in accordance with the terms of this Section 6.01(b). Tenant hereby expressly waives all rights under and benefits of Sections 1941 and 1942 of the California Civil Code or under any law, statute or ordinance on the same subject now or hereafter in effect to make repairs and offset the cost of same against Rent or to withhold or delay any payment of Rent or any other of its obligations hereunder as a result of any default by Landlord under this Section 6.01(b).

(c) Clean and Sanitary. Tenant agrees to keep the Premises, both inside and out, clean and in sanitary condition as required by the health, sanitary and police ordinances and regulations of any political subdivision having jurisdiction and to remove all trash and debris which may be found in or around the Premises. Tenant further agrees to keep the interior surfaces of the Premises, including, without limitation, windows, floors, walls, doors, showcases and fixtures clean and neat in appearance.

(d) If Tenant refuses or neglects to commence such repairs and/or maintenance for which Tenant is responsible under this Article VI within a ten (10) day period (or within twenty-four (24) hours in the event of an emergency) after written notice from Landlord and thereafter to diligently prosecute the same to completion, then Landlord, upon at least 24 hours prior written notice (except in an emergency when no such notice shall be required), may enter the Premises and cause such repairs and/or maintenance to be made, and Landlord shall not be responsible to Tenant for any loss or damage occasioned thereby, and Tenant, within ten (10) days after receipt of an invoice, shall pay to Landlord all costs and expenses of any such repairs and/or maintenance, together with accrued interest at the Agreed Rate from the date of Landlord’s payment. If Landlord becomes entitled to enter the Premises as aforesaid more than once during any twelve (12) calendar months or more than twice during the Lease Term, then Landlord may elect to enter into a maintenance contract at a market rate for first-rate maintenance with a third party for the performance of all or a part of Tenant’s maintenance obligations, whereupon (i) Tenant shall be relieved from its obligations to perform only those maintenance obligations covered by such maintenance contract, and (ii) Tenant shall bear the entire cost of such maintenance contract which shall be paid in advance, as Additional Rent, on a monthly basis with Tenant’s Base Rent payments.

Section 6.02 Maintenance of Project Common Areas. Landlord shall maintain, repair and replace all features, facilities and improvements in, on or about the Project Common Area, including, without limitation, landscaping, curbs, walkways, driveways, roadways, parking areas, and lighting, sprinkler, drainage, sewer and plumbing systems, fixtures and equipment. All costs and expenses incurred by Landlord in connection with the foregoing obligations shall be included in Operating Expenses; provided, however, if such maintenance, repair or replacement is due to the acts, omissions or negligence of Tenant or any Tenant Parties, then Landlord shall nevertheless make such repairs at Tenant’s expense, and Tenant, within ten (10) days after receipt of an invoice, shall pay to Landlord all costs and expenses of any such repairs, together with accrued interest at the Agreed Rate from the date of Landlord’s payment.

Section 6.03 Alterations, Additions and Improvements. No alterations, additions, or improvements (“Alterations”) shall be made to the Premises by Tenant without the prior written consent of Landlord, which shall not be unreasonably withheld; provided, however, that Tenant, without Landlord’s prior written consent, but upon not less than ten (10) business days prior written notice to Landlord, may make Alterations (including removal and rearrangement of prior Alterations) which (a) do not affect any systems or equipment of the Building or the Project, (b) do not affect the structural integrity or any structural components of the Building or the Project, (c) are not visible from the exterior of the Building, (d) do not require a building permit, and (e) do not involve the expenditure of more than Ten Thousand Dollars ($10,000.00) in any given instance or Twenty-Five Thousand Dollars ($25,000) in the aggregate during any twelve (12) month period. As a condition to Landlord’s obligation to consider any request for consent hereunder, Tenant hereby agrees to pay Landlord upon demand for the reasonable out-of-pocket costs and expenses of consultants, engineers, architects and others for reviewing plans and specifications and for monitoring the construction of any proposed Alterations. In addition, if Landlord’s consent is granted to any Alterations, then Tenant, within ten (10) days after Tenant executes a construction contract for such Alterations, and as a condition precedent to the commencement of such Alterations, shall pay to Landlord a construction management fee in an amount equal to one and one-half percent (1.5%) of all costs of design, demolition, construction and installation of such Alterations (the “Landlord Supervision Fee”), the amount of which Landlord Supervision Fee shall be (i) initially based upon reasonable estimates of such costs, (ii) subject to verification by Landlord, and (iii) further subject to adjustment as provided below. Landlord may require Tenant to remove any such Alterations at the expiration or sooner termination of the Lease Term and to restore the Premises to their prior condition pursuant to the terms of Section 17.09 hereof; provided that Landlord shall make its election whether or not to require removal of such Alterations, if at all, at the time consent to such Alterations is given. Notwithstanding the foregoing, any Alterations not approved by Landlord in writing (regardless of whether such Alterations required Landlord’s approval hereunder) shall, unless otherwise directed by Landlord, be removed at the expiration or sooner termination of the Lease Term and Tenant shall restore the Premises to their prior condition pursuant to the terms of Section 17.09 hereof. All Alterations to be made to the Premises shall be designed by and made under the supervision of a California licensed architect and/or California licensed structural engineer (each of whom has been approved by Landlord) and shall be made in accordance with plans and specifications which have been furnished to and approved by Landlord in writing prior to commencement of work. All Alterations shall be constructed and installed, at the sole cost and expense of Tenant, by California licensed contractors approved by Landlord, in compliance with the terms and conditions of the Work Letter Agreement attached hereto as Exhibit C, along with all Applicable Laws, and in good and workmanlike manner, and shall have been approved in writing by the City of Santa Cruz and any other applicable governmental agencies. Subject to Landlord’s right to require Tenant to remove Alterations in accordance with this Section 6.03 (in which case Tenant shall retain ownership thereof), all Alterations, including, without limitation, all lighting, electrical, heating, ventilation, air conditioning and full height partitioning, drapery and carpeting installations made by Tenant, together with all property that has become an integral part of the Premises, shall not be deemed trade fixtures and shall become the property of Landlord at the expiration or sooner termination of the Lease. Tenant shall retain title to all furniture and trade fixtures placed on the Premises. Within thirty (30) days after completion of any Alterations, Tenant shall provide Landlord with (A) a complete set of both hard copies and CAD drawings of “as built” plans for such Alterations, and (B) a statement of all final costs of design, demolition, construction and installation of such Alterations, together with all supporting documentation therefor and, if the Landlord Supervision Fee paid in connection with such Alterations was understated, an amount equal to the actual Landlord Supervision Fee (based upon the statement of final costs) less any amount previously paid to Landlord on account thereof.

Section 6.04 Covenant Against Liens. Tenant shall not allow any liens arising from any act or omission of Tenant (including but not limited to Tenant’s failure to pay Landlord any amounts due Landlord pursuant to the terms of the Work Letter) to exist, attach to, be placed on, or encumber Landlord’s or Tenant’s interest in the Premises, the Building or the Project, or any portion thereof, by operation of law or otherwise. Tenant shall not suffer or permit any lien of mechanics, material suppliers, or others to be placed against the Premises, the Building or the Project, or any portion thereof, with respect to work or services performed or claimed to have been performed for Tenant or materials furnished or claimed to have been furnished to tenant or the Premises. Landlord has the right at all times to post and keep posted on the Premises any notice that it considers necessary for protection from such liens. At least ten (10) days before beginning construction of any Alterations, Tenant shall give Landlord written notice of the expected commencement date of that construction to permit Landlord to post and record a notice of nonresponsibility. If any such lien attaches or if Tenant receives notice of any such lien, Tenant shall cause the lien to be released and removed of record, by recordation of a lien release bond or otherwise, within twenty (20) days after receipt of notice thereof. Despite any other provision of this Lease, if the lien is not released and removed within twenty (20) days after Tenant’s receipt of notice of such lien, then Landlord may immediately take all action necessary to release and remove the lien, without any duty to investigate the validity of such lien. All expenses (including reasonable attorney fees and the cost of any bond) incurred by Landlord in connection with a lien incurred by Tenant or its removal shall be considered Additional Rent under this Lease and be immediately due and payable by Tenant. Notwithstanding the foregoing, if Tenant shall, in good faith, contest the validity of any such lien, claim or demand, then Tenant shall, at its sole expense, defend and protect itself, Landlord and the Premises, the Building and the Project against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof. If Landlord elects to participate in or is made a party to any such action, Tenant shall reimburse Landlord’s attorneys’ fees and costs within ten (10) days after demand.

ARTICLE VII

INSURANCE

Section 7.01 Property/Rental Insurance for Premises. At all times during the Lease Term, Landlord shall keep the Premises (including the Landlord’s Work, but excluding any Alterations or other property required to be insured by Tenant pursuant to Section 7.02 below), the Building and the Project insured against loss or damage by fire and those risks normally included in special form (causes of loss) property insurance. In addition, Landlord may keep the Premises (including the Landlord’s Work, but excluding any Alterations or other property required to be insured by Tenant pursuant to Section 7.02 below), the Building and the Project insured against, without limitation, (i) earthquake and earthquake sprinkler leakage, (ii) flood, (iii) loss of rents (including scheduled rent increases) and extra expenses for eighteen (18) months, (iv) boiler and machinery, and (v) fire damage legal liability form, including waiver of subrogation. The amount of such insurance shall not be less than one hundred percent (100%) of replacement cost and shall be subject to such deductibles as Landlord may choose in its commercially reasonable discretion. Insurance shall include a Building Ordinance and Increased Cost of Construction Endorsement insuring the increased cost of reconstructing the Premises, the Building and the Project due to the need to comply with applicable statutes, ordinances and requirements of all municipal, state and federal authorities now in force, or which may be in force hereafter. Tenant shall pay Tenant’s Share of any deductibles as a pass-through in Operating Expenses. All premiums for all such insurance shall be included in Insurance Expenses recoverable by Landlord in accordance with Article IV.

Section 7.02 Property Insurance for Fixtures and Inventory. At all times during from and after the Commencement Date through and including the expiration or earlier termination of this Lease, Tenant shall, at its sole expense, maintain special form (causes of loss) property insurance on any trade fixtures, furnishings, merchandise, equipment, artwork or other personal property in or on the Premises, and on all Alterations (whether or not presented to Landlord for its consent). The amount of such insurance shall not be less than one hundred percent (100%) of replacement cost, with commercially reasonable deductibles, and Landlord shall not have any responsibility, nor pay any cost, for maintaining any insurance required by this Section 7.02. Tenant shall pay all deductibles under such policies in the event of a loss.

Section 7.03 Landlord’s Liability Insurance. During the Lease Term, Landlord shall maintain a policy or policies of commercial general liability insurance covering Landlord (and such others as designated by Landlord) against claims and liability for bodily injury, personal injury and property damage (including loss of use thereof) on our about the Building and the Project, with combined single limit coverage in an amount to be determined by Landlord in its sole discretion; provided that if such policy is a blanket policy that covers properties (other than the Project) owned by Landlord, only that portion allocable to the Project, shall be included in Insurance Expenses and payable hereunder. All premiums for all such insurance shall be included in Insurance Expenses recoverable by Landlord in accordance with Article IV.

Section 7.04 Tenant’s Liability Insurance. At all times during the period from and after the Commencement Date through and including the expiration or earlier termination of this Lease, Tenant shall obtain and keep in force a policy or policies of commercial general liability insurance covering Tenant, and naming Landlord and any Landlord Parties and any lenders or ground Landlords whose names are provided to Tenant as additional insureds, against claims and liability for bodily injury, personal injury and property damage (including loss of use thereof) based upon, involving or arising out of (a) Tenant’s operations and contractual liabilities, or (b) ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing a single limit coverage in amount of not less than Two Million Dollars ($2,000,000) per occurrence; provided, however, the limits of such insurance shall not limit the liability of Tenant nor relieve Tenant of any obligation under this Lease. Such insurance shall include (i) a Broad Form endorsement covering the provisions of this Lease and the performance by Tenant of its indemnity agreements contained in this Lease, including, without limitation, Section 7.07 below, (ii) coverage for Additional Landlords or Premises, and (iii) coverage for “amendment of the pollution exclusion” to provide coverage for damage caused by heat, smoke, fumes from a fire. All insurance to be carried by Tenant shall be primary to, and not contributory with, any similar insurance carried by Landlord (whose insurance shall be considered excess insurance only).

Section 7.05 Evidence of Insurance. Tenant shall furnish to Landlord prior to the Commencement Date, and at least thirty (30) days prior to the expiration date of any policy, evidence acceptable to Landlord that the property insurance and liability insurance required to be maintained by Tenant is in full force and effect for the twelve (12) month period following such expiration date; that Landlord has been named as an additional insured to the extent of contractual liability assumed in this Lease, including, without limitation, Section 7.07 below; and that all such policies will not be canceled unless thirty (30) days’ prior written notice of the proposed cancellation has been given to Landlord, except for notice of cancellation due to non-payment of premium which shall be ten (10) days’ prior written notice. The insurance shall be issued by insurer carriers with a Best’s Insurance Guide rating not less than A- VIII and is licensed to do business in California. Landlord shall furnish to Tenant reasonable evidence of its insurance coverage required hereunder within fifteen (15) business days after demand made not more than once in any calendar year.

Section 7.06 Mutual Waiver of Claims and Subrogation Rights. Landlord and Tenant hereby release and relieve the other, and waive their entire claim of recovery for loss or damage to property arising out of or incident to any peril covered by the insurance policies required to be carried pursuant to Sections 7.01 and 7.02 above (but only to the extent of insurance proceeds either actually received by the waiving party or which would have been received if the required insurance had been carried by the waiving party), when such property constitutes the Premises, or is in, on or about the Premises, whether or not such loss or damage is due to the negligence of Landlord or Tenant, or their respective agents, employees, guests, licensees, invitees, or contractors. Tenant and Landlord waive all rights of subrogation against each other on behalf of, and shall obtain a waiver of all subrogation rights from, all property and casualty insurers referenced above.

Section 7.07 Indemnification and Exculpation.

(a) Except as otherwise provided in Section 7.07(b), Tenant shall indemnify, defend, protect and hold free and harmless Landlord, its partners, subpartners, members, parent organizations, affiliates, subsidiaries, principal shareholders and other constituent entities, and their respective officers, directors, servants, employees, agents and independent contractors (collectively, “Landlord Parties”) from any and all liability, claims, loss, damages, causes of action (whether in tort or contract, law or equity, or otherwise), costs, expenses, charges, assessments, fines, and penalties of any kind, including without limitation, reasonable attorneys’, experts’ and arbitrators’ fees and costs and court costs, incurred in connection with or arising or resulting from (i) any cause in, on or about the Premises, (ii) any acts, omissions or negligence of Tenant, its partners, subpartners, members, parent organizations, affiliates, subsidiaries, principal shareholders, other constituent entities or any other person or entity claiming by, through or under Tenant, or any of their respective officers, directors, servants, employees, agents, independent contractors, licensees, invitees, visitors or guests (collectively, “Tenant Parties”), in, on or about the Project, and (iii) any breach or default in the timely observance or performance of any obligation on Tenant’s part to be observed or performed under this Lease, including but not limited to Tenant’s failure to surrender the Premises to Landlord in the condition required by Section 17.09 hereof on the Expiration Date or any earlier termination date of this Lease.

(b) Notwithstanding the foregoing, Tenant’s indemnity contained in Section 7.07(a) above shall not apply to Landlord’s negligence or willful misconduct.

(c) Tenant hereby waives all claims against Landlord for damages to goods, wares and merchandise and all other personal property in, on or about the Premises and for injury or death to persons in, on or about the Premises, from any cause arising at any time to the fullest extent permitted by law. Notwithstanding the provisions of Section 7.07(b) above, or any other provision of this Lease, in no event shall Landlord or any Landlord Parties be liable to Tenant or any Tenant Parties under any circumstances for (i) injury or damage to, or interference with, Tenant’s business (including, but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use) or other consequential damages, in each case however occurring, or (ii) any damage which is or could be covered by the insurance Tenant is required to carry under this Lease.

(d) The provisions of this Section 7.07 shall survive the expiration or earlier termination of this Lease.

ARTICLE VIII

DAMAGE OR DESTRUCTION

Section 8.01 Destruction of the Premises.

(a) In the event all or any part of the Premises or the Common Area serving or providing access to the Premises are damaged during the Lease Term from any fire or other casualty, then Landlord shall promptly conduct the repair and diligently pursue the same to completion, subject to reasonable delays for insurance adjustment and other matters beyond Landlord’s reasonable control (in which event the provisions of Section 17.20 below shall apply), and subject to all other terms and conditions of this Article VIII; provided, however, Tenant (and not Landlord) shall promptly repair all damage to those items as to which Tenant is required to maintain property insurance under Section 7.02 above. Except as otherwise provided in Section 8.01(b) below, no such damage shall terminate this Lease. If such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, then Landlord shall allow Tenant a proportionate abatement of Rent to the extent Landlord actually receives proceeds of rental interruption insurance purchased by Landlord as part of Insurance Expenses (or such rental interruption insurance proceeds as Landlord would have received had Landlord actually purchased the insurance described in Section 7.01(a)(iii)), during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof; provided that, in any event, Tenant’s right to abate Rent shall terminate as of the later to occur of (i) the date on which Landlord completes its repairs under this Section 8.01(a), or (ii) the date (as reasonably determined by Landlord) on which Tenant should have completed its repairs under this Section 8.01(a) assuming Tenant used reasonable diligence in pursuing the same, and provided, further, that nothing in the foregoing abatement provisions are intended to give, nor shall be interpreted to give, any insurance company a right to forego paying under a rental interruption or business loss policy because of the conditionality of Tenant’s abatement. Unless this Lease is terminated pursuant to Section 8.01(b), Tenant shall pay Tenant’s Share of any insurance deductible to Landlord as a pass-through in Operating Expenses.

(b) Notwithstanding the terms of Section 8.01(a) above, Landlord may elect not to repair or restore the Premises, the Building and/or the Project, and instead to terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant not less than thirty (30) days to vacate the Premises, but Landlord may so elect only if the Building or the Project shall be damaged by fire or other casualty, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within ninety (90) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or the Project or ground Landlord with respect to the Building or the Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord’s insurance policies or would have been covered by policies that Landlord was required to maintain under this Lease if such policies were not in fact maintained by Landlord (other than deductible amounts to be paid by tenants of the Building or the Project); (iv) Landlord decides to rebuild the Building or the Project so that they will be substantially different structurally or architecturally; or (v) the damage occurs during the last six (6) months of the Lease Term and, in Landlord’s reasonable judgment, repairs cannot reasonably be completed within sixty (60) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums).

Section 8.02 Waiver of Civil Code Remedies. Tenant hereby expressly waives any rights to terminate this Lease upon damage or destruction to the Premises, including without limitation any rights pursuant to the provisions of Section 1932, Subdivisions 1 and 2 and Section 1933, Subdivision 4, of the California Civil Code, as amended from time to time, and the provisions of any similar law hereinafter enacted

Section 8.03 No Abatement of Rentals. Except as otherwise expressly provided in Section 8.01(a) above, the Base Rent, Additional Rent and other charges due under this Lease shall not be reduced or abated by reason of any damage or destruction to the Premises, and Landlord shall be entitled to all proceeds of the insurance maintained pursuant to Section 7.01 above. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business (including, without limitation, loss of business, profits or goodwill), resulting in any way from any damage or the repair thereof.

Section 8.04 No Liability for Tenant’s Alterations or Personal Property. In no event shall Landlord have any liability for, nor shall it be required to repair or restore, any injury or damage to Tenant’s Alterations or personal property or to any other personal property of others in or upon the Premises, the Building or the Project.

ARTICLE IX

REAL PROPERTY TAXES

Section 9.01 Payment of Taxes.

(a) Tenant shall pay Tenant’s Office Share or Tenant’s Project Share of Real Property Taxes, as relevant, as is provided for in Section 4.05 above.

(b) Except as otherwise expressly provided herein below, if at any time during the Lease Term, the State of California or any political subdivision of the state, including any county, city, city and county, public corporation, district, or any other political entity or public corporation of this state, levies or assesses against Landlord a tax, fee, charge, imposition or excise on rents under leases of space in the Building or the Project, the square footage of the Building or the Project, the act of entering into leases of space in the Building or the Project, or the occupancy of tenants of the Building or the Project, or levies or assesses against Landlord any other tax, fee, or excise, however described, including, without limitation, a so-called value added, business license, transit, commuter, environmental or energy tax fee, charge or excise or imposition related to the Building or the Project, as a direct substitution in whole or in part for, or in addition to, any Real Property Taxes (collectively, “Additional Real Property Taxes”), then the same shall be included in “Real Property Taxes” for all purposes hereunder; provided that, notwithstanding the foregoing, if any such Additional Real Property Taxes pertain solely to (i) Rent under this Lease (as opposed to under all leases of space in the Building or the Project), (ii) the square footage of the Premises (as opposed to the square footage of the Building or the Project), (iii) the act of entering into this Lease, or (iv) the occupancy of Tenant (as opposed to all tenants or occupants of the Building or the Project) (as opposed to all leases of space in the Building or the Project), then such Additional Real Property Taxes shall not be included in “Real Property Taxes,” and shall be the sole obligation and liability of Tenant and shall be paid by Tenant, as Additional Rent, prior to delinquency (or, if such Additional Real Property Taxes are levied against Landlord or Landlord’s property, then Landlord shall pay the same before delinquency and Tenant shall reimburse Landlord the amount of the same within ten (10) days after written demand accompanied by a copy of Landlord’s tax bill); and further provided that, if any such Additional Real Property Taxes pertain not only to the project, but to additional property of Landlord located outside the Project as well, then “Real Property Taxes” shall only include a portion of such Additional Real Property Taxes, which portion shall be computed upon the amounts and at the rates that otherwise would be payable if the Project were the only property of Landlord.

(c) Landlord shall provide Tenant with copies of all tax and assessment bills on the Premises promptly upon Landlord’s receipt of Tenant’s written request therefor, and Landlord shall also provide to Tenant evidence of payment promptly upon Landlord’s receipt of Tenant’s written request therefor.

(d) With respect to taxes and assessments which may lawfully be paid in installments, “Real Property Taxes” for any period during the Lease Term shall include only such portion of the same which is payable within such period and any interest payable thereon computed (whether or not such is the case) as if Landlord had elected to pay the same over the longest period permitted by law.

(e) If Landlord shall obtain any abatement or refund on account of any Real Property Taxes or other Additional Real Property Taxes as to which Tenant shall have made payments hereunder, then Landlord shall promptly refund to Tenant an equitable portion of any such abatement or refund after deducting therefrom the reasonable costs and expenses incurred by Landlord in obtaining such abatement or refund.

Section 9.02 Proration for Partial Years. If any Real Property Taxes or Additional Real Property Taxes to be paid by Tenant shall cover any period prior to the Commencement Date or after the Expiration Date, then Tenant’s Share of such Real Property taxes shall be prorated on a day-for-day basis such that the amount actually paid or reimbursement by Tenant covers only the period of time within the applicable tax fiscal year during which this Lease shall be in effect.

Section 9.03 Personal Property Taxes.

(a) Tenant shall pay prior to delinquency all taxes imposed, assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in, on or about the Premises. When possible, Tenant shall cause said trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Landlord.

(b) If any of Tenant’s said personal property shall be assessed with Landlord’s real property, Tenant shall pay to Landlord, as Additional Rent, the amount of taxes attributable to Tenant’s personal property within ten (10) days after Tenant’s receipt of a written statement thereof.

(c) If Tenant shall fail to make timely payment of any such taxes pursuant to Sections 9.03(a) or (b), Landlord shall have the right to pay the same, in which case Tenant shall repay such amount to Landlord, as Additional Rent, with Tenant’s next installment of Rent, together with interest at the Agreed Rate (as defined in Section 17.02 below).

ARTICLE X

UTILITIES

Tenant shall pay, prior to delinquency and throughout the Lease Term, all charges for water, gas, heating, ventilation, air conditioning, cooling, sewer, telephone, electricity, garbage, janitorial service, landscaping and all other services and utilities supplied to the Premises, including Tenant’s Share of any such services or utilities which are not separately metered for or billed to the Premises. Landlord may, at Tenant’s expense, install devices which separately meter Tenant’s consumption of utilities. All charges for utilities and services which are separately metered to the Premises or which are provided directly to Tenant or the Premises by utility companies or third party providers shall be included in Operating Expenses and paid directly by Tenant to such utility companies or third party providers prior to delinquency. All charges for utilities and services for the sole benefit of Tenant or the Premises which are billed to any paid by Landlord directly shall be paid by Tenant to Landlord based on Tenant’s Office Share of Operating Expenses. All other charges for utilities and services shall be included in Operating Expenses recoverable by Landlord in accordance with Article IV. The disruption, failure, lack or shortage of any service or utility provided by Landlord with respect to the Premises, the Building or the Project due to any cause whatsoever shall not affect any obligation of Tenant hereunder, and Tenant shall faithfully keep and observe all the terms, conditions and covenants of this Lease and pay all Rent due hereunder, all without diminution, credit or deduction; provided, however, if such disruption, failure, lack or shortage is caused by Landlord’s failure to observe or perform its obligations hereunder, then, within thirty (30) days after receipt of written notice from Tenant specifying such failure, Landlord shall initiate the cure of such failure and thereafter shall diligently prosecute said cure to completion.

ARTICLE XI

ASSIGNMENT AND SUBLETTING

Section 11.01 Landlord’s Consent Required. Tenant shall not voluntarily or by operation of law assign, transfer, mortgage, sublet, license or otherwise transfer or encumber all or any part of Tenant’s interest in this Lease or in the Premises or any part thereof, without Landlord’s prior written consent; provided, however, Landlord shall not unreasonably withhold its consent to an assignment of this Lease or a subletting of all or a portion of the Premises. Landlord shall respond in writing to Tenant’s request for consent hereunder in a timely manner and any attempted assignment, transfer, mortgage, encumbrance, subletting or licensing without such consent shall be void, and shall constitute a breach of this Lease. Tenant shall reimburse Landlord upon demand for Landlord’s reasonable costs and expenses (including attorneys’ fees, architect fees and engineering fees) involved in reviewing any request for consent whether or not such consent is granted.

Section 11.02 Permitted Transfers. Notwithstanding anything to the contrary in this Article XI without Landlord’s consent (but upon written notice to Landlord), Tenant (i) shall be permitted to assign this Lease to any entity controlled by, controlling or under common control with Tenant (whether by merger, acquisition or otherwise), and (ii) shall be permitted to engage in any merger or acquisition transaction or a sale of all or substantially all of Tenant’s assets, so long as such successor entity pursuant to either of the foregoing items (i) and (ii) has a net worth and liquidity at least comparable to that of Tenant as of the Commencement Date.

Section 11.03 No Release of Tenant. Regardless of whether or not Landlord’s consent is required or obtained, no subletting or assignment shall release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed consent to any subsequent assignment or subletting. In the event of any default in the payment of Rent or performance of any obligation hereunder by any assignee or successor of Tenant, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said assignee or successor.

Section 11.04 Excess Rent. In the event Landlord shall consent to a sublease or an assignment, Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of all sums (including the fair market value of all non-cash consideration) collected or received by Tenant from a subtenant or assignee which are in excess of the Base Rent and Additional Rent due and payable with respect to the subject space pursuant to Article IV for the time period encompassed by the sublease or assignment term, after first deducting reasonable leasing commissions, legal fees and reasonable tenant improvement costs actually paid by Tenant with respect to such sublease or assignment, and in the case of a sublease, amortized over the time period encompassed by the sublease or assignment term. With respect to an assignment, Tenant shall make such payment on the effective date of such assignment. With respect to a sublease, Tenant shall make such payment, in advance, on a monthly basis with its regularly scheduled Base Rent payments.

Section 11.05 Information to be Provided. Tenant’s written request to Landlord for consent to an assignment or subletting or other form of transfer shall be accompanied by (a) the name and legal composition of the proposed transferee; (b) the nature of the proposed transferee’s business to be carried on in the Premises; (c) the terms and provisions of the proposed transfer agreement (including, without limitation, a description of the portion of the Premises to be transferred, and the effective date of the proposed transfer); (d) a copy of all executed and/or proposed documentation pertaining to the proposed transfer; and (e) such financial and other reasonable information as Landlord may request concerning the proposed transferee.

Section 11.06 Landlord’s Recapture Rights.

(a) Landlord’s Recapture Rights. Notwithstanding any other provision of this Article XI if Tenant desires to assign, sublease or otherwise transfer to any person or entity any interest in this Lease or the Premises or any part thereof, then Tenant shall deliver to Landlord a written request for consent, together with all of the information specified in Section 11.05 above. If such transfer (together with all other assignments, subleases or transfers then in effect) would affect more than fifty percent (50%) of the Rentable Area of the Premises in the aggregate (such total affected portion of the Rentable Area of the Premises being referred to herein as the “Recapture Space”), then Landlord shall have the option to recapture the Recapture Space, which option shall be exercisable only by giving written notice to Tenant (“Recapture Notice”) within thirty (30) days after Landlord’s receipt of Tenant’s request for consent. Upon Landlord’s timely delivery of a Recapture Notice to Tenant, this Lease shall terminate this Lease with respect to the Recapture Space effective on the date that is specified in Tenant’s request for consent as the effective date of the proposed transfer. Landlord’s recapture rights shall be subject to the rights of any assignee, subtenant or other transferee of Tenant, as set forth in any assignment, sublease or other transfer agreement to which Landlord previously has consented, but subject to the terms and conditions set forth in Landlord’s consent thereto; any such assignment, sublease or other transfer agreement shall be assigned to Landlord as of the effective date of Landlord’s recapture.

(b) Consequences of Recapture. If Landlord recaptures less than the entire Premises pursuant to Section 11.06(a) above, then the Rent reserved herein shall be prorated on the basis the of the Rentable Area of the portion of the Premises retained by Tenant in proportion to the Rentable Area contained in the Premises. This Lease, as so amended, shall continue thereafter in full force and effect. Either party may require written confirmation of the amendments to this Lease necessitated by Landlord’s recapture of the Recapture Space. If Landlord recaptures the Recapture Space, then Landlord, at Landlord’s sole expense, shall construct, paint, and furnish any partitions required to segregate the Recapture Space from the remaining Premises retained by Tenant, as well as arrange for separate provision of utilities and services (including, at Landlord’s option, installation of separate meters if and to the extent the premises are served by separately metered utilities).

ARTICLE XII

DEFAULTS; REMEDIES

Section 12.01 Defaults. The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Tenant:

(a) The vacation or abandonment of all or a substantial portion of the Premises by Tenant, or the commission of waste at the Premises, or the making of an assignment, subletting or other transfer in violation of Article XI;

(b) The failure by Tenant to make any payment of Base Rent within three (3) days of written notice thereof from Landlord; provided, however, that for any non-payment of Base Rent as and when due after the first such non-payment within a twelve (12) month period no such notice or grace period shall apply and such subsequent non-payment of Base Rent as and when due shall be an immediate material default. In the event that Landlord serves Tenant with a Notice to Pay Rent or Quit in the form required by applicable law, such Notice shall constitute the notice required by this paragraph;

(c) The failure by Tenant to make any payment of any other sum owing under this Lease as and when due, if such failure continues for a period of three (3) days after written notice thereof from Landlord to Tenant. In the event that Landlord serves Tenant with a Notice to Pay Rent or Quit in the form required by applicable law, such Notice shall constitute the notice required by this paragraph;

(d) Tenant’s failure to provide (i) the Security Deposit or any replenishment thereof as required by Section 4.06, (ii) any instrument or assurance as required by Section 7.05 or (iii) estoppel certificate as required by Section 15.01 or (iv) any document subordinating this Lease to a Lender’s deed of trust as required by Section 17.13, if any such failure continues for five (5) business days after written notice of the failure. In the event Landlord serves Tenant with a Notice to Perform Covenant or Quit in the form required by applicable law, such Notice shall constitute the notice required by this paragraph, provided that the cure period stated in such Notice shall be five (5) business days rather than the statutory three (3) day period;

(e) The failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant, other than described in paragraphs (a), (b), (c) or (d) of this Section 12.01, if such failure continues for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion. In the event Landlord serves Tenant with a Notice to Perform Covenant or Quit in the form required by applicable law, such Notice shall constitute the notice required by this paragraph, provided that the cure period stated in such Notice shall be thirty (30) days rather than the statutory three (3) day period;

(f) (i) The making by Tenant of any general arrangement or assignment for the benefit of creditors; (ii) the filing by Tenant of a voluntary petition in bankruptcy under Title 11 U.S.C. or the filing of an involuntary petition against Tenant which remains uncontested for a period of sixty (60) days; (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, provided, however, in the event that any provisions of this Section 12.01(e) is contrary to any applicable law, such provision shall be of no force or effect;

(g) The discovery by Landlord that any financial statement given to Landlord by Tenant, or any guarantor of Tenant’s obligations hereunder, was materially false when given; and

(h) The occurrence of a material default and breach by Tenant under any other lease between Tenant and Landlord or any Affiliate thereof for space in the Project.

Section 12.02 Remedies. In the event of any such material default and breach by Tenant, Landlord may at any time thereafter, and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such default and breach:

(a) Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default including, but not limited to, (i) the cost of recovering possession of the Premises including reasonable attorney’s fees related thereto; (ii) the worth at the time of the award of any unpaid Rent that had been earned at the time of the termination, to be computed by allowing interest at the Agreed Rate but in no case greater than the maximum amount of interest permitted by law, (iii) the worth at the time of the award of the amount by which the unpaid Rent that would have been earned between the time of the termination and the time of the award exceeds the amount of unpaid Rent that Tenant proves could reasonably have been avoided, to be computed by allowing interest at the Agreed Rate but in no case greater than the maximum amount of interest permitted by law, (iv) the worth at the time of the award of the amount by which the unpaid Rent for the balance of the Lease Term after the time of the award exceeds the amount of unpaid Rent that Tenant proves could reasonably have been avoided, to be computed by discounting that amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%), (v) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform obligations under this Lease, including, but not limited to, brokerage commissions and advertising expenses, expenses of remodeling the Premises for a new tenant (whether for the same or a different use), and any special concessions made to obtain a new tenant, and (vi) any other amounts, in addition to or in lieu of those listed above, that may be ordered by a court of competent jurisdiction or arbitrator, or permitted by applicable law.

(b) Maintain Tenant’s right to possession as provided in Civil Code Section 1951.4 (Landlord may continue lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations), in which case this Lease shall continue in effect whether or not Tenant shall have abandoned the Premises. In such event Landlord shall be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover the Rent as it becomes due hereunder.

(c) Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the State of California.

Section 12.03 Default by Landlord. Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within thirty (30) days after receipt of written notice from Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying that Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are reasonably required for performance then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. In the event Landlord does not commence performance of any maintenance or repair required of Landlord hereunder within the thirty (30) day period provided herein, and in the event that such maintenance or repair relates to improvements which are wholly within the Premises (not including any building core systems or equipment), Tenant may perform such maintenance or repair, and Tenant shall be entitled to prompt reimbursement by

Landlord of Tenant’s reasonable costs and expenses in taking such action, together with interest thereon at the Agreed Rate. Tenant waives any right to terminate this Lease or to vacate the Premises on Landlord’s default under this Lease. Tenant’s sole remedy on Landlord’s default is an action for damages or injunctive or declaratory relief.

Section 12.04 Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designated agent within five (5) days after such amount is due and owing, Tenant shall pay to Landlord a late charge equal to five percent (5%) of such unpaid amount each time a late charge is payable during the Lease Term. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Rent, then Rent shall automatically become due and payable quarterly in advance, rather than monthly, notwithstanding Section 4.01 or any other provision of this Lease to the contrary.

Section 12.05 Landlord’s Right to Perform Tenant’s Obligations. All obligations to be performed or observed by Tenant under this Lease shall be performed or observed by Tenant at Tenant’s expense and without any reduction of Rent. Landlord may perform or observe any obligation of Tenant which is in default hereunder, without waiving Landlord’s other rights and remedies for Tenant’s failure to perform or observe any obligations under this Lease and without releasing Tenant from any such obligations. Within ten (10) days after receiving a statement from Landlord, Tenant shall pay to Landlord the amount of expense reasonably incurred by Landlord in performing or observing Tenant’s obligation.

ARTICLE XIII

CONDEMNATION OF PREMISES

Section 13.01 Total Condemnation. If the entire Premises shall be taken by condemnation at any time during the Lease Term (whether by exercise of governmental power or the sale or transfer by Landlord to any condemnor under threat of condemnation or while proceedings for condemnation are pending) such that there does not remain a portion suitable for occupation, then this Lease shall terminate as of the date transfer of possession is required. Upon such condemnation, all Rent shall be paid up to the date transfer of possession is required, and Tenant shall have no claim against Landlord or the award for the value of the unexpired portion of the Lease Term.

Section 13.02 Partial Condemnation. Except as otherwise provided in this Section 13.02, if any portion of the Premises is taken by condemnation during the Lease Term (whether by exercise of governmental power or the sale or transfer by Landlord to any condemnor under threat of condemnation or while proceedings for condemnation are pending), then this Lease shall remain in full force and effect. If more than thirty-three percent (33%) of the total Rentable Area of the Premises is taken by condemnation, or if a partial taking leaves the Premises unfit for the conduct of Tenant’s business, then Tenant shall have the right to terminate this Lease effective as of the date transfer of possession is required. In addition, if more than thirty-three percent (33%) of the total Rentable Area of the Premises is taken by condemnation, then Landlord shall have the right to terminate this Lease effective as of the date transfer of possession is required. Tenant and Landlord may elect to exercise their respective rights to terminate this Lease pursuant to this Section 13.02, if at all, by delivering written notice to the other party within thirty (30) days after receipt of notice of such condemnation. All Rent shall be paid up to the date of termination, and Tenant shall have no claim against Landlord for the value of the unexpired portion of the Lease Term. If this Lease shall not be terminated, then the Rent reserved herein shall be prorated on the basis the of the Rentable Area of the portion of the Premises retained by Tenant in proportion to the Rentable Area contained in the Premises immediately prior to the partial taking. If Tenant’s continued use of the Premises requires alterations and repair by reason of a partial taking, all such alterations and repair shall be made by Landlord to the extent of any award received by Landlord in connection with such partial taking. Tenant waives all rights it may have under California Code of Civil Procedure Section 1265.130 or otherwise, to terminate this Lease based on partial condemnation.

Section 13.03 Award to Tenant. In the event of any condemnation (whether total or partial), Tenant shall have the right to claim and recover from the condemning authority such compensation as may be separately awarded or recoverable by Tenant for loss of Tenant’s business fixtures, or equipment belonging to Tenant immediately prior to the condemnation. In the event of any condemnation (whether total or partial), the entire condemnation award shall belong to Landlord (including, without limitation, any “bonus value” of the leasehold estate - OR - amount attributable to any excess of the market value of the Premises for the remainder of the Lease Term over the then present value of the Rent payable for the remainder of the Lease Term), and Tenant shall have no right to recover from Landlord or from the condemning authority for any claims arising out of such taking; provided, however, notwithstanding the foregoing, as long as the award payable to Landlord is not reduced thereby, Tenant shall have the right to make a separate claim in the condemnation proceeding for, and to recover from the condemning authority, such compensation as may be separately awarded or recoverable by Tenant for (a) loss of Tenant’s business fixtures, or equipment belonging to Tenant immediately prior to the condemnation, and (b) the taking of the unamortized value (using the Lease Term as the amortization period) of any Alterations paid for by Tenant which are not removed by Tenant.

ARTICLE XIV

ENTRY BY LANDLORD

Tenant shall permit Landlord and its employees, agents and contractors to enter the Premises and all parts thereof upon twenty-four (24) hours notice, which may be oral (or without notice in the case of an emergency where there is a reasonable risk of the loss of life or property) at all reasonable times for any of the following purposes: to inspect the Premises; to maintain the Premises; to make such repairs to the Premises as Landlord is obligated or may elect to make; to make repairs, alterations or additions to any other portion of the Building; to show the Premises and to post “For Lease” signs for the purposes of re-letting the Premises during the last twelve

(12) months of the Lease Term; to show the Premises to prospective lenders or purchasers of the Building and to post notices of nonresponsibility. Landlord shall have such right of entry without any abatement of Rent to Tenant. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby.

ARTICLE XV

ESTOPPEL CERTIFICATE

Section 15.01 Tenant’s Statement. Not later than fifteen (15) days’ after Tenant’s receipt of written notice from Landlord (which notice may be sent by Landlord at any time), Tenant shall execute, acknowledge and deliver to Landlord a statement in writing (i) certifying, if true, that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying, if true, that this Lease, as so modified, is in full force and effect) and the date to which the Rent and Other charges are paid in advance, if any; (ii) acknowledging, if true, that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord or Tenant hereunder, or specifying such defaults if any are known or claimed; and (iii) certifying or acknowledging, if true, such other matters as are requested by any prospective lender or purchaser of the Project which are reasonably related to the loan or sale transaction. Any such statement may be conclusively relied upon by any prospective lender or purchaser of the Project.

Section 15.02 Tenant’s Failure to Deliver. Tenant’s failure to timely execute, acknowledge and deliver such statement shall constitute an acceptance and acknowledgment by Tenant that (i) this Lease is in full force and effect, without modification, except as may be represented by Landlord, (ii) there are no uncured defaults in Landlord’s performance of its obligations pursuant to the Lease, and (iii) not more than one month’s rent has been paid in advance.

ARTICLE XVI

LIMITATIONS ON LANDLORD’S LIABILITY

If Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord’s part to be performed, and if as a consequence of such default Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the interest of Landlord in the Building, provided that in no event shall such liability extend to any sales proceeds received by Landlord or any Landlord Parties in connection with the Project, the Building or the Premises so long as Landlord’s successor-in-interest has assumed Landlord’s obligations under this Lease, expressly including any then-existing Landlord liability. Neither Landlord nor any Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Article XVI shall inure to the benefit of Landlord’s and all Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership) or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this

Lease. Notwithstanding any contrary provision herein, neither Landlord nor any Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

ARTICLE XVII

GENERAL PROVISIONS

Section 17.01 Severability. The invalidity of any provision of this Lease shall in no way affect the validity of any other provision hereof.

Section 17.02 Agreed Rate Interest on Past-Due Obligations. Any amount due to either party not paid within ten (10) days of the date when due shall bear interest at the Bank of America prime rate plus two percent (2%) (the “Agreed Rate”). Payment of such interest shall not excuse or cure any default by Tenant under this Lease. Despite any other provision of this Lease, the total liability for interest payments shall not exceed the limits, if any, imposed by the usury laws of the State of California. Any interest paid in excess of those limits shall be refunded to the payor by application of the amount of excess interest paid against any sums outstanding in any order that payee requires. If the amount of excess interest paid exceeds the sums outstanding, the portion exceeding those sums shall be refunded in cash to the payor by the payee.

Section 17.03 Time of Essence. Time is of the essence in the performance of all obligations under this Lease.

Section 17.04 Submission of Lease. The submission of this Lease to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or option for Tenant to lease, or otherwise create any interest of Tenant in the Premises or any other premises situated in the Project. Execution of this Lease by Tenant shall be irrevocable. The return to Landlord of Tenant-executed copies of this Lease shall not be binding upon Landlord, notwithstanding any preparation or anticipatory reliance or expenditures by Tenant or any time interval until Landlord has in fact executed and actually delivered a fully-executed copy of this Lease to Tenant.

Section 17.05 Incorporation of Prior Agreements and Exhibits. This Lease (including Exhibits A, B, C, and D) contains all agreements of the parties with respect to any matter mentioned herein. All of those exhibits, together with the schedules thereto, are hereby incorporated into this Lease by this reference thereto, and are made a part of this Lease. No prior agreement or understanding pertaining to any such matter shall be effective. This Lease may be modified in writing only, signed by the parties in interest at the time of the modification. Except as otherwise stated in this Lease, Tenant hereby acknowledges that neither the Landlord nor any employees or agents of the Landlord has made any oral or written warranties or representations to Tenant relative to the condition or use by Tenant of said Premises and Tenant acknowledges that Tenant assumes all responsibility regarding the Occupational Safety Health Act, the legal use and adaptability of the Premises and the compliance thereof with all applicable laws and regulations in effect during the Lease Term except as otherwise specifically stated in this Lease.

Section 17.06 Notices.

(a) Written Notice. Any notice required or permitted to be given hereunder shall be in writing and shall be given by a method described in paragraph (b) below and shall be addressed to Tenant or to Landlord, as the case may be, at the respective address noted below next to the signature of such party. Either party may, by notice to the other party, specify a different address for notice purposes. A copy of all notices required or permitted to be given hereunder to Tenant or to Landlord, as the case may be, shall be concurrently transmitted to such other persons at such addresses as may hereafter be designated by Tenant or Landlord, respectively, by notice to the other party; provided, however, no delay or failure of delivery to any such persons shall affect the validity of the delivery of such notice to Tenant or to Landlord, as the case may be.

(b) Methods of Delivery.

(i) When personally delivered to the recipient, notice is effective upon delivery. Delivery to the person apparently designated to receive deliveries at the subject address (e.g., a receptionist) shall constitute personal delivery if made during business hours.

(ii) When mailed by certified mail with return receipt requested, notice is effective upon receipt if delivery is confirmed by a return receipt.

(iii) When delivered by recognized overnight courier service (e.g., Federal Express, Airborne, United Parcel Service, DHL Worldwide Express) with charges prepaid or charged to the sender’s account, notice is effective upon delivery if delivery is confirmed by the courier service.

(c) Refused, Unclaimed or Undeliverable Notices. Any correctly addressed notice that is refused, unclaimed, or undeliverable because of an act or omission of the party to be notified shall be considered to be effective as of the first date that the notice was refused, unclaimed, or considered undeliverable by the postal authorities, messenger, or overnight courier service.

Section 17.07 Waivers. No waiver of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach of the same or any other provisions. Any consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of consent to or approval of any subsequent act. The acceptance of Rent hereunder by Landlord shall not be a waiver of any preceding breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent.

Section 17.08 Recording. Tenant may not record this Lease or a “short form” memorandum of this Lease.

Section 17.09 Surrender of Possession; Holding Over

(a) At the expiration or earlier termination of this Lease, Tenant shall remove shall remove all of Tenant’s wiring, equipment, trade fixtures, supplies, wall decorations, signage and other personal property from the Premises, the Building and the Common Area and shall vacate the Premises, and surrender to Landlord possession of the Premises and all improvements therein, broom clean and in as good order and condition as when possession was taken by Tenant, excepting only normal wear and tear and damage due to casualty not caused by Tenant or Tenant’s agents, employees or contractors. Except for such normal wear and tear and damage due to casualty not caused by Tenant or Tenant’s agents, employees or contractors, Tenant shall: (i) repair all damage to the Premises, the interior and exterior of the Building and the Common Area caused by Tenant’s removal of its property; (ii) patch and refinish, to Landlord’s reasonable satisfaction, all penetrations made by Tenant or any Tenant Parties to the roof, floor, interior or exterior walls or ceiling of the Premises and the Building, whether or not such penetrations were made with Landlord’s approval; (iii) repair or replace all stained or damaged ceiling tiles, wall coverings and floor coverings to the reasonable satisfaction of Landlord; and (iv) repair all damage caused by Tenant to the exterior surface of the Building and to the paved surfaces of the Common Area and, where necessary, replace or resurface same. Upon the expiration or earlier termination of this Lease, Landlord may reenter the Premises and remove all persons and property therefrom. If Tenant shall fail to surrender to Landlord the Premises, the Building and the Common Area in the condition required by this Section 17.09(a) at the expiration or earlier termination of this Lease, then Landlord, at Tenant’s expense, may remove Tenant’s signs, property and/or improvements not so removed and make such repairs and replacements not so made or hire, at Tenant’s expense, independent contractors to perform such work. Tenant shall be liable to Landlord for all costs incurred by Landlord in returning the Premises, the Building and the Common Area to the required condition, together with interest thereon at the Agreed Rate from the date incurred by Landlord until paid. Tenant shall pay to Landlord the amount of all costs so incurred (including, without limitation, costs of disposal, storage and insurance), together with interest at the Agreed Rate, within five (5) business days after receipt of an invoice therefor.

(b) If Tenant remains in possession of the Premises after expiration of the Lease Term, and if Landlord and Tenant have not executed an express written agreement as to such holding over, then such occupancy shall be a tenancy from month-to-month on every applicable term, condition and agreement contained herein (including the payment of Additional Rent), except that monthly Base Rent shall be payable at a rate equivalent to one hundred fifty percent (150%) of the higher of (i) the monthly Base Rent in effect immediately prior to such expiration, or (ii) the fair market rental value of the Premises at such time, such payments to be made as herein provided for Base Rent.

Section 17.10 Cumulative Remedies. No remedy or election hereunder by Landlord shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

Section 17.11 Covenants and Conditions. Each provision of this Lease to be observed or performed by Tenant shall be deemed both a covenant and a condition.

Section 17.12 Binding Effect; Choice of Law. Subject to any provisions hereof restricting assignment or subletting by Tenant and subject to the provisions of Article XVI, this Lease shall bind the parties, their personal representatives, successors and assigns. This Lease shall be governed by the internal laws of the State of California, without resort to choice of law principles.

Section 17.13 Lease to be Subordinate. Tenant agrees that this Lease is and shall be, at all times, subject and subordinate to (a) the lien of any mortgage, deed of trust or other encumbrances now existing or hereafter executed which Landlord may create against the Premises, the Building or the Project, including all modifications, renewals, extensions and replacements thereof, and (b) all ground or underlying leases now existing or hereafter executed affecting the Building or the Project, including all modifications, renewals, extensions and replacements thereof; provided, however, that regardless of any default under any such mortgage, deed of trust or other encumbrance or any sale of the Premises under such mortgage, deed of trust or other encumbrance, and regardless of any default under any such ground or underlying lease or any termination of any such ground or underlying lease, so long as Tenant timely performs all covenants and conditions of this Lease and continues to make all timely payments hereunder, this Lease and Tenant’s possession and rights hereunder shall not be disturbed by any mortgagee, beneficiary, or ground or underlying lessor, or anyone claiming under or through any such mortgagee, beneficiary, or ground or underlying lessor. Tenant shall execute and deliver any commercially reasonable documents confirming the subordination of this Lease within ten (10) days after delivery of same by Landlord, so long as the mortgagee, beneficiary, or ground or underlying lessor agrees therein that this Lease will not be terminated if Tenant is not in default following either the foreclosure of any such mortgage, deed or trust or other encumbrance (or the granting of a deed in lieu thereof) or the termination of any such ground or underlying lease. Notwithstanding any subordination of this Lease, in the event of either the foreclosure of any such mortgage, deed or trust or other encumbrance (or the granting of a deed in lieu thereof) or the termination of any such ground or underlying lease, Tenant shall attorn to, and become the tenant of, the successor to Landlord (i.e., such mortgagee, beneficiary or other successor to Landlord by foreclosure or deed in lieu thereof, or such ground or underlying lessor, as the case may be), at the option of such successor to Landlord; provided however, in no event shall any such successor to Landlord (i) be liable for any previous act or omission of Landlord under this Lease, (ii) be subject to any offset, defense or counterclaim against Landlord which shall theretofore have accrued to Tenant under this Lease, (iii) have any obligation with respect to any security deposit or letter of credit, unless the same shall have been paid or physically delivered to such successor, or (iv) be bound by any Rent paid more than one month in advance to Landlord or any prior landlord or owner.

Section 17.14 Attorneys’ Fees. In the event any action or proceeding is brought by any party to enforce or interpret the provisions of this Lease, or if any other action or proceeding is brought arising out of or relating to this Lease, the prevailing party in such action or proceeding shall be entitled to recover the reasonable fees of its attorneys, experts and arbitrators, and other costs of suit.

Section 17.15 Signs. Tenant shall not place any sign upon the Premises or the Project without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion. If Landlord consents to the erection of any signs, all signs shall comply with any sign criteria established by Landlord and the City of Santa Cruz. Landlord, at Landlord’s sole expense, shall place Tenant’s company name in the Building’s existing lobby directory. Tenant shall not use the name of the Project for any purpose other than as the address of the business to be conducted by Tenant at the Premises, and Tenant shall not acquire any property or other right in or to any name which contains such name or any part thereof. Tenant shall not use such name after termination of this Lease, nor at any location other than the Premises. Landlord reserves the right to change the name of the Building or Project at any time.

Section 17.16 Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, or a termination by Landlord, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.

Section 17.17 Quiet Possession. Landlord covenants that Tenant, upon timely paying the Rent for the Premises and timely observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, shall have quiet possession of the Premises for the Lease Term, subject to all of the covenants, conditions and provisions of this Lease. The foregoing covenant is in lieu of any other covenant express or implied.

Section 17.18 Easements. Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of Parcel Maps and covenants, conditions and restrictions, so long as such easements, rights, dedications, Maps and covenants, conditions and restrictions do not unreasonably interfere with Tenant’s use of or access to the Premises or Tenant’s parking rights granted hereunder. Tenant shall sign any of the aforementioned or other documents, and take such other actions, which are reasonably necessary or appropriate to accomplish such granting, recordation and subordination of the Lease to same, upon request of Landlord, and failure to do so within ten (10) business days after a written request to do so shall constitute a material breach of this Lease, provided that Landlord shall reimburse Tenant for Tenant’s reasonable out-of-pocket expenses (including reasonable attorneys’ fees) necessarily incurred in the performance of Tenant’s obligations under this Section 17.18.

Section 17.19 Authority. Each individual executing this Lease on behalf of a corporation, limited liability company or partnership represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of such entity in accordance with a duly adopted resolution of the governing group of the entity empowered to grant such authority, and that this Lease is binding upon said entity in accordance with its terms. Each party shall provide the other with a certified copy of its resolution within thirty (30) days after execution hereof, but failure to do so shall in no manner (i) be evidence of the absence of authority or (ii) affect the representation or warranty.

Section 17.20 Force Majeure Delays. In any case where either party hereto is required to do any act (other than the payment of money), and the performance of such act is prevented, delayed or stopped due to Acts of God or nature, war, terrorism, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor or materials or equipment, government regulations, delay by government or regulatory agencies with respect to approval or permit process, unusually severe weather, the time for performance of such act (whether designated by a fixed date, a fixed time or a “reasonable time”) shall be deemed to be extended by the period of such prevention, delay or stoppage.

Section 17.21 Hazardous Materials

(a) Definition of Hazardous Materials and Environmental Laws. “Hazardous Materials” means any chemical, substance, petroleum, pollutant, product, waste or other material of any nature whatsoever (collectively called “Hazardous Materials”) subject to regulation pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sections 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. sections 2601, et seq.; the Clean Air Act, 42 U.S.C. sections 7401, et seq., the Clean Water Act, 33 U.S.C. sections 1251, et seq.; the California Hazardous Waste Control Act, Health and Safety Code sections 25100, et seq.; the California Hazardous Substances Account Act, Health and Safety Code sections 26300, et seq.; the California Safe Drinking Water and Toxic Enforcement Act, Health and Safety Code sections 25249.5, et seq.; California Health and Safety Code sections 25280, et seq. (Underground Storage of Hazardous Substances); the California Hazardous Waste Management Act, Health and Safety Code sections 25170.1, et seq.; California Health and Safety Code sections 25501, et seq. (Hazardous Materials Response Plans and Inventory); California Health and Safety Code sections 25214.9, et seq. (Electronic Waste); or the Porter-Cologne Water Quality Control Act, California Water Code sections 13000, et seq.; all of the foregoing as may be amended from time to time; or any other federal, state or local statute, law, ordinance, resolution, code, rule, regulation, order or decree regulating, relating to or imposing liability (including, but not limited to, warning, disclosure, management, storage, disposal, release, response, removal and remediation costs) or standards of conduct or performance concerning any Hazardous Material as now or at any time hereafter may be in effect (collectively, “Environmental Laws”).

(b) Use of Hazardous Materials. Except for Hazardous Materials found in commercially available products customarily used in offices akin to the Building and Premises (and then only to the extent the same are in customary and reasonable amounts and are stored and used in accordance with applicable law), Tenant shall not cause or permit any Hazardous Materials to be brought upon, kept or used in, on or about the Project by Tenant, its agents, employees, contractors, licensee, guests, visitors or invitees without the prior written consent of Landlord. Landlord shall not unreasonably withhold such consent so long as Tenant demonstrates to Landlord’s reasonable satisfaction that such Hazardous Materials and the quantity thereof are necessary or useful to Tenant’s business and will be used, kept and stored in a manner that complies with all applicable Environmental Laws. Tenant shall, at all times, provide any required warnings or disclosure, and shall use, keep, store, and handle all such Hazardous Materials in or about the Project in compliance with all applicable Environmental Laws. Tenant shall not treat or dispose of Hazardous Materials at the Project. Tenant shall properly dispose of Hazardous Materials at an off-site facility in accordance with Environmental Laws, and shall properly remove from the Premises or the Project, as applicable, all Hazardous Materials used or brought onto the Project during the Lease Term from the Premises or Project prior to the expiration or earlier termination of the Lease.

(c) Tenant’s Environmental Indemnity. Tenant agrees to indemnify and hold Landlord harmless from any liabilities, losses, claims, damages, penalties, fines, attorney fees, expert fees, court costs, remediation costs, investigation costs, or other expenses resulting from or arising out of a breach of this Section 17.21 or the use, storage, treatment, transportation, release, presence, generation, or disposal of Hazardous Materials on, from or about the Project, and/or subsurface or ground water, after the Commencement Date from an act or omission of Tenant (or Tenant’s successor), its agents, employees, invitees, vendors or contractors.

(d) Tenant’s Obligation to Promptly Remediate. If the presence of Hazardous Materials on the Premises after the Commencement Date is a result from an act or omission of Tenant (or Tenant’s successors under this Lease), its agents, employees, invitees, vendors, contractors, guests, or visitors and such Hazardous Materials contaminate the Project or any water or soil beneath the Project, Tenant shall promptly take all action necessary or appropriate to investigate and remedy that contamination, at its sole cost and expense, provided that Landlord’s consent to such action shall first be obtained, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Notification. Landlord and Tenant each agree to promptly notify the other of (i) any release of Hazardous Materials in, on or about the Premises or the Building, and (ii) any communication received from any governmental entity concerning Hazardous Materials or the violation of Environmental Laws that relate to the Project.

Section 17.22 Modifications Required by Landlord’s Lender. If any current or prospective lender or ground lessor for the Building or the Project requests a modification of this Lease that will not increase Tenant’s cost or expense or materially and adversely change Tenant’s rights and obligations hereunder, then this Lease shall be so modified and Tenant shall execute whatever documents are required by such lender or ground lessor and deliver the same to Landlord within ten (10) days after the request.

Section 17.23 Brokers. Landlord and Tenant represent and warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, except for the real estate brokers named in the Summary (collectively, the “Brokers”) and that they know of no other real estate broker or agent who is entitled to a commission or finder’s fee in connection with this Lease. Each party shall indemnify, protect, defend, and hold harmless the other party against all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including reasonable attorneys’ fees) for any leasing commission, finder’s fee, or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers.

Section 17.24 Survival. All covenants and obligations arising out of this Lease shall survive the expiration or earlier termination of this Lease and shall remain outstanding until satisfied in full.

Section 17.25 Transportation Management. Tenant shall fully comply with all current or future compulsory programs imposed by any public authority, intended to manage parking, transportation, or traffic in and around the Building or Project. In connection with this compliance, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any government transportation management organization, or other transportation-related committees or entities. This provision includes programs such as the following:

(a) Restrictions on the number of peak-hour vehicle trips generated by Tenant;

(b) Encouragement of increased vehicle occupancy through employer-sponsored financial or in-kind incentives;

(c) Implementation of an in-house or area-wide ride-sharing program and appointment of an employee transportation coordinator; and

(d) Flexible work shifts for employees.

Section 17.26 Right of First Refusal

(a) During the period commencing on the Commencement Date and continuing through December 31, 2015, Tenant shall have the right (the “Right of First Refusal”) contained in this Section 17.26. From and after December 31, 2015, Tenant shall have no further rights under this Section 17.26. Prior to entering into a binding agreement for the lease of the space adjacent to the Premises of the second (2nd) floor of the Building identified in Exhibit A as the “Offer Space” to a third party tenant, Landlord shall deliver to Tenant a copy of the term sheet or letter of intent which has been signed by Landlord or Landlord’s representative (“Signed Proposal”) setting forth the basic terms for the proposed lease transaction. If Tenant wishes to enter into a lease on the terms and conditions set forth in the Signed Proposal, Tenant shall deliver to Landlord, within five (5) business days after Landlord’s delivery of the Signed Proposal, written notice (the “First Refusal Exercise Notice”) to Landlord confirming that it agrees to lease the Offer Space on the terms specified in this Section 17.26. The First Refusal Exercise Notice shall irrevocably designate the Offer Space. If Tenant fails to respond with the five (5) business day period, Landlord may proceed to finalize its lease transaction with the third party tenant, and Tenant shall have no further right to lease the Offer Space under this Section 17.26.

(b) It is understood and agreed that if Tenant wishes to lease the Offer Space on the terms provided in a Signed Proposal submitted by Landlord, it must lease the Offer Space pursuant to an amendment to this Lease adding the Offer Space to the Premises hereunder and otherwise incorporating the following terms:

(i) Tenant shall have no further rights to expand the Premises.

(ii) The following provisions shall not be included in the Offer Space Lease: Sections 4.01(c), this Section 17.26 and the provisions of this Lease obligating Landlord to construct or pay for any tenant improvements to ready the Premises for Tenant’s use, except and to the extent (if any) comparable terms are included in the Signed Proposal.

(iii) All of the other terms and conditions in the Signed Proposal shall apply, including without limitation, rights to make improvements, rental terms, delivery of possession and commencement date.

(iv) Landlord may elect, in its sole discretion, to treat Tenant’s failure to execute and deliver the foregoing amendment within ten (10) business days after Landlord’s delivery thereof to Tenant as a waiver of Tenant’s Right of First Refusal.

(c) It is understood and agreed that the first refusal right contained in this Section 17.26 is personal to the originally-named Tenant in this Lease and is not transferable. In the event of any assignment or subletting of the Premises or any part thereof, the Right of First Refusal shall automatically terminate and shall thereafter be null and void. Tenant’s exercise of the Right of First Refusal shall, if Landlord so elects in its absolute discretion, be ineffective in the event that an default by Tenant remains uncured at the time of delivery of the First Refusal Exercise Notice or upon the date on which the Offer Space is to be added to the Premises leased hereunder.

Section 17.27 List of Exhibits

EXHIBIT A:	Real Property Legal Description and Premises Floor Plan

EXHIBIT B:	Memorandum of Commencement of Lease Term and Schedule of Base Rent

EXHIBIT C	Work Letter Agreement for Landlord’s Work and Interior Specification Standards

EXHIBIT D	Rules and Regulations

LANDLORD AND TENANT EACH HAS CAREFULLY READ AND HAS REVIEWED THIS LEASE AND BEEN ADVISED BY LEGAL COUNSEL OF ITS OWN CHOOSING AS TO EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOWS ITS INFORMED AND VOLUNTARY CONSENT THERETO. EACH PARTY HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS AND CONDITIONS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES.

Executed as of the reference date.

(Signatures continued on next page)

LANDLORD:

Cooper House LLC, a California limited liability company

By:	/s/ Illegible

Name:	Illegible

Its:

ADDRESS:

c/o Jay Paul Company Four Embarcadero Center, Suite 3620 San Francisco, CA 94111

TENANT:

Imprivata, Inc. a Delaware corporation

By:	/s/ Jeff Kalowski

Name:	Jeff Kalowski

Its:	Chief Financial Officer

By:

Name:

Its:

ADDRESS:

10 Maguire Road Lexington, MA 02421

(Before Commencement Date)

(After Commencement Date)

EXHIBIT A

Real Property Legal Description of

Project and Premises Floor Plan

Real Property Legal Description

Real property in the City of Santa Cruz, County of Santa Cruz, State of California described as follows:

REAL PROPERTY IN THE CITY OF SANTA CRUZ, COUNTY OF SANTA CRUZ, STATE OF CALIFORNIA, DESCRIBED AS FOLLOWS:

PARCEL ONE:

BEING A PART OF LOTS NO. 2, 3, 4 AND 5, IN BLOCK 8, AS THE SAME ARE SHOWN AND DELINEATED ON MAP “A” DATED 1866, OF THE CITY OF SANTA CRUZ, ON FILE IN THE COUNTY SURVEYOR’S OFFICE.

BEGINNING AT THE POINT OF INTERSECTION OF THE SOUTHWESTERN LINE OF COOPER STREET AND THE NORTHEASTERLY LINE OF PACIFIC AVENUE AS SAID STREET AND AVENUE ARE SHOWN UPON THAT CERTAIN RECORD OF SURVEY MAP RECORDED DECEMBER 1, 1967, IN BOOK 48 OF MAPS AT PAGE 37, RECORDS OF SANTA CRUZ COUNTY; THENCE SOUTH 13 DEGREES 41’ 00” EAST ALONG THE SAID NORTHEASTERLY LINE OF PACIFIC AVENUE 93.73 FEET TO A POINT ON THE NORTHWESTERLY LINE OF THAT CERTAIN PARCEL OF LAND DESCRIBED IN THE DEED TO THE SANTA CRUZ LODGE NO. 96, I.O.O.F., RECORDED SEPTEMBER 22, 1920, IN BOOK 302 OF DEEDS, PAGE 73, RECORDS OF SANTA CRUZ COUNTY; THENCE LEAVING SAID SIDELINE NORTH 75 DEGREES 51’ 00” EAST 115.11 FEET ALONG THE NORTHWESTERLY BOUNDARY OF THE I.O.O.F. LODGE LANDS TO THE NORTHEASTERLY CORNER THEREOF; THENCE LEAVING SAID BOUNDARY NORTH 13 DEGREES 41’00” WEST 16.00 FEET TO A POINT; THENCE NORTH 75 DEGREES 27’ 00” EAST 26.88 FEET TO A POINT; THENCE NORTH 13 DEGREES 41’ 00” WEST 78.53 FEET TO A POINT ON THE SOUTHWESTERLY SIDELINE OF COOPER STREET; THENCE ALONG SAID SIDELINE SOUTH 75 DEGREES 27’ 00” WEST 142.00 FEET TO THE POINT OF BEGINNING.

EXCEPTING THEREFROM THAT PORTION CONVEYED IN THE DEED FROM OLD TOWN, A PARTNERSHIP, TO THE COUNTY OF SANTA CRUZ A POLITICAL SUBDIVISION, RECORDED JUNE 12, 1975, IN VOLUME 2509, PAGE 727, OFFICIAL RECORDS OF SANTA CRUZ COUNTY, DESCRIBED AS FOLLOWS:

BEING A PART OF LOTS 2 AND 5, IN BLOCK 8, AS THE SAME ARE SHOWN AND DELINEATED ON MAP “A”, DATED 1866, OF THE CITY OF SANTA CRUZ, ON FILE IN THE COUNTY SURVEYOR’S OFFICE.

BEGINNING AT THE POINT OF INTERSECTION OF THE SOUTHWESTERLY LINE OF COOPER STREET AND THE NORTHEASTERLY LINE OF PACIFIC AVENUE, AS SAID STREET AND AVENUE ARE SHOWN UPON THAT CERTAIN RECORD OF SURVEY MAP RECORDED DECEMBER 1, 1967, IN VOLUME 48 OF MAPS, AT PAGE 37, SANTA CRUZ COUNTY RECORDS; THENCE NORTH 75 DEGREES 27’ 00” EAST ALONG THE SOUTHWESTERLY LINE OF COOPER STREET, 127.00 FEET TO THE TRUE POINT OF BEGINNING OF THIS CONVEYANCE; THENCE SOUTH 13 DEGREES 41’ 00” EAST 78.53 FEET TO A POINT ON THE SOUTHERLY BOUNDARY OF THE PARCEL OF LAND CONVEYED TO OLD TOWN, A PARTNERSHIP, BY DEED RECORDED MARCH 12, l971, IN VOLUME 2078, PAGE 466, OFFICIAL RECORDS OF SANTA CRUZ COUNTY; THENCE ALONG THE SAID SOUTHERLY BOUNDARY, NORTH 75 DEGREES 27’ 00” EAST 15.00 FEET TO THE SOUTHEASTERLY CORNER OF SAID PARCEL OF LAND; THENCE ALONG THE EASTERLY BOUNDARY OF SAID PARCEL, NORTH 13 DEGREES 41’ 00” WEST 78.53 FEET TO THE NORTHEASTERLY CORNER OF SAID PARCEL OF LAND, BEING ALSO A POINT ON THE SOUTHWESTERLY LINE OF COOPER STREET; THENCE ALONG SAID SOUTHWESTERLY LINE OF COOPER STREET, SOUTH 75 DEGREES 27’ 00” WEST 15.00 FEET TO THE TRUE POINT OF BEGINNING.

PARCEL TWO:

ALL THAT CERTAIN LOT, PIECE OR PARCEL OF LAND, SITUATE IN THE CITY OF SANTA CRUZ, COUNTY OF SANTA CRUZ, STATE OF CALIFORNIA, AND KNOWN UPON THE OFFICIAL MAP OF SAID TOWN OF SANTA CRUZ, AS LOT NO.8, IN BLOCK NO.9, BOUNDED BY A LINE, COMMENCING AT A POST WHICH STANDS ON THE EAST SIDE OF PACIFIC AVENUE, SOUTH 12 1⁄2 DEGREES EAST AND 111.35 FEET DISTANT FROM THE JUNCTION OF COOPER STREET WITH SAID AVENUE; THENCE SOUTH 12 1/2 DEGREES EAST ALONG THE EAST SIDE OF SAID AVENUE 51.015 FEET TO A POST AT CORNER OF LOT NO.9; THENCE NORTH 75 112 DEGREES EAST ALONG THE BOUNDARY OF SAID LOT 9, 130 FEET TO A POST AT CORNER OF LOT NO.7; THENCE NORTH 18 114 DEGREES WEST ALONG THE BOUNDARY OF SAID LOT NO. 7, 49 FEET TO A POST AT THE CORNER OF LOT NO. 7 ON THE SOUTHERLY LINE OF LOT NO. 5, THENCE SOUTH 76 112 DEGREES WEST ALONG THE BOUNDARY OF LOT NOS. 5 AND 4, 125 112 FEET TO THE PLACE OF BEGINNING.

PARCEL THREE:

LOT NO. 9, IN BLOCK 9, AS SHOWN UPON THE SAID MAP, BOUNDED BY A LINE, COMMENCING AT A POST ON THE EAST SIDE OF PACIFIC AVENUE, SOUTH 12 112 DEGREES EAST AND 162 112 FEET FROM THE JUNCTION OF COOPER STREET WITH SAID AVENUE; THENCE SOUTH 12 112’ EAST ALONG THE EAST SIDE OF SAID AVENUE 51.015 FEET TO A POST AT THE CORNER OF LOT NO. 11; THENCE NORTH 78 DEGREES 53’EAST ALONG THE BOUNDARY OF SAID LOT NO. 11, 134 FEET TO THE CORNER OF LOT NO. 10 AT A POST; THENCE NORTH 18 1/4 DEGREES WEST ALONG THE BOUNDARY OF SAID LOT NO. 10, 49 FEET TO THE CORNER OF LOT NO.7; THENCE ALONG THE BOUNDARY OF LOT NO. 8, SOUTH 75 DEGREES 30’ WEST 130 FEET TO THE PLACE OF BEGINNING.

EXCEPTING FROM PARCELS ONE, TWO AND THREE THOSE PORTIONS CONVEYED IN THE DEED FROM TARIGO-PAUL, A CALIFORNIA LIMITED PARTNERSHIP, TO THE COUNTY OF SANTA CRUZ, A POLITICAL SUBDIVISION, RECORDED AUGUST 6, 1998, DOCUMENT NO. 0045672, OFFICIAL RECORDS OF SANTA CRUZ COUNTY.

PARCEL FOUR:

THAT REAL PROPERTY SITUATED IN THE STATE OF CALIFORNIA, COUNTY OF SANTA CRUZ, CITY OF SANTA CRUZ, BEING A PORTION OF LOTS 2, 3, 4, AND 5 IN BLOCK 9, AS THE SAME ARE SHOWN AND DELINEATED ON MAP “A” DATED 1866, OF THE CITY OF SANTA CRUZ ON FILE IN THE COUNTY SURVEYOR’S OFFICE AND MORE PARTICULARLY DESCRIBED IN TWO DISTINCT PARTS WHICH ARE DESCRIBED AS FOLLOWS:

PART A1:

BEGINNING AT A POINT ON THE SOUTHERLY RIGHT OF WAY OF COOPER STREET, SAID POINT ALSO BEING THE MOST NORTHWESTERLY CORNER OF PARCEL B AS SHOWN IN VOLUME 5224 AT PAGE 244, AS FILED IN THE OFFICE OF THE COUNTY RECORDER, COUNTY OF SANTA CRUZ, THENCE LEAVING SAID RIGHT-OF-WAY AND FOLLOWING THE WESTERLY PROPERTY LINE OF SAID PARCEL B, SOUTH 13° 27’ 00” EAST A DISTANCE OF 50.53 FEET, THENCE NORTH 75° 27’ 00” EAST A DISTANCE OF 25.00 FEET, THENCE SOUTH 13° 41’ 00” EAST A DISTANCE OF 28.00 FEET, THENCE SOUTH 75° 27’ 00” WEST A DISTANCE OF 34.12 FEET TO THE TRUE POINT OF BEGINNING FOR PART Al;

THENCE CONTINUING ALONG SAID WESTERLY PROPERTY LINE OF PARCEL B, SOUTH 75° 27’ 00” WEST A DISTANCE OF 2.76 FEET;

THENCE SOUTH 13° 41’ 00” EAST A DISTANCE OF 16.00 FEET;

THENCE SOUTH 18° 15’ 00” EAST A DISTANCE OF 34.65 FEET;

THENCE LEAVING SAID PROPERTY LINE, NORTH 13° 41’00” WEST A DISTANCE OF 54.00 FEET TO THE TRUE POINT OF BEGINNING FOR PART Al;

PART A2:

BEGINNING AT THE TRUE POINT OF BEGINNING FOR PART Al AND FOLLOWING THE WESTERLY PROPERTY LINE OF SAID PARCEL B, SOUTH 75° 27’ 00” WEST A DISTANCE OF 2.76 FEET; THENCE SOUTH 13° 41’ 00” EAST A DISTANCE OF 16.00 FEET; THENCE SOUTH 18° 15’ 00” EAST A DISTANCE OF 34.65 FEET TO THE TRUE POINT OF BEGINNING FOR PART A2;

THENCE CONTINUING ALONG THE WESTERLY PROPERTY LINE OF SAID PARCEL B, SOUTH 18° 15’ 00” EAST A DISTANCE OF 32.55 FEET;

THENCE LEAVING SAID PROPERTY LINE, NORTH 15° 14’ 18” WEST A DISTANCE OF 32.45 FEET;

THENCE SOUTH 76° 19’ 00” WEST A DISTANCE OF 1.93 FEET TO THE TRUE POINT OF BEGINNING FOR PART A2.

PARCEL FIVE:

EASEMENTS FOR TRASH AND PEDESTRIAN ACCESS AS GRANTED IN THE DEED FROM SANTA CRUZ COUNTY PUBLIC FINANCING AUTHORITY RECORDED FEBRUARY 9, 1999, DOCUMENT NO. 1999-0009802, OFFICIAL RECORDS OF SANTA CRUZ COUNTY.

PARCEL SIX:

AN EASEMENT FOR UNDERGROUND UTILITIES AS GRANTED IN THE DEED FROM THE COUNTY OF SANTA CRUZ, A POLITICAL SUBDIVISION, RECORDED MARCH 26, 1999, DOCUMENT NO. 1999-0021698, OFFICIAL RECORDS OF SANTA CRUZ COUNTY.

APN: 005-081-55-000 (Affects Parcel One), 005-081-56-000 (Affects Parcels Two, Three and Four)

PREMISES FLOOR PLAN

EXHIBIT B

Memorandum of Commencement of Lease Term

Pursuant to Article III, Section 3.01, paragraph (a) of the above-referenced Lease, the parties to said Lease agree to the following:

The Commencement Date of the Lease is [•], 20[•], and the Lease Term commenced on said date. The Expiration Date for the initial Lease Term is [•], 20[•].

Each person executing this Memorandum certifies that he or she is authorized to do so on behalf of and as the act of the entity indicated.

Executed as of [•], 20[•].

LANDLORD:

COOPER HOUSE LLC, a California limited liability company

By:
Name:
Title:

TENANT:

IMPRIVATA INC., a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

B-1

EXHIBIT C

Work Letter Agreement For Landlord’s

Work and Interior Specification Standards

This Work Letter Agreement (“Work Letter”) shall set forth the terms and conditions relating to the construction of the Premises. This Work Letter is essentially organized chronologically and is intended to address the issues of construction, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Work Letter to Articles or Sections of “the Lease” shall mean the relevant portions of the above referenced Lease to which this Work Letter is attached as Exhibit C, and all references in this Work Letter to Sections of “this Work Letter” shall mean the relevant portions of Sections 1 through 4 of this Work Letter. “Landlord” herein shall have the same meaning as “Landlord” in the Lease and “Tenant herein shall have the same meaning as “Tenant” in the Lease.

SECTION 1

LANDLORD IMPROVEMENTS

1.1 Improvements to be Constructed by Landlord. Landlord shall deliver the Premises to Tenant and Tenant shall accept the Premises in its “as-is” condition existing as of the date of the Lease. Notwithstanding the foregoing, Landlord shall deliver the Premises to Tenant in accordance with the Final Space Plan (as defined below) with the improvements listed in Schedule 1 attached hereto and described in more detail in the Approved Working Drawings (as defined below) (the “Landlord’s Work”) completed.

SECTION 2

CONSTRUCTION DRAWINGS

2.1 Final Space Plan. Prior to the execution of this Lease, Landlord and Tenant have approved a detailed space plan for the construction of the improvements in the Premises described in Schedule 1 attached hereto, which space plan has been prepared by DES (the “Final Space Plan”).

2.2 Drawings. Based upon and in conformity with the Final Space Plan, Landlord shall cause its architect (the “Architect”) and engineers (the “Engineers”) to prepare and deliver to Tenant, for Tenant’s approval, detailed specifications and engineered working drawings for the improvements shown on the Final Space Plan (the “Working Drawings”). The Working Drawings shall incorporate modifications to the Final Space Plan as necessary to comply with the floor load and other structural and system requirements of the Building. To the extent that the finishes and specifications are not completely set forth in the Final Space Plan for any portion of the Landlord’s Work depicted thereon, the actual specifications and finish work shall be in accordance with the specifications for the Building’s standard tenant improvement items, as determined by Landlord. Within three (3) business days after Tenant’s receipt of the Working Drawings, Tenant shall approve or disapprove the same, which approval shall not be unreasonably withheld; provided, however, that Tenant may only disapprove the Working Drawings to the extent such Working Drawings are inconsistent with the Final Space Plan and only if Tenant delivers to Landlord, within such three (3) business days period, specific changes proposed by Tenant which are consistent with the Final Space Plan and do not constitute changes which would result in any of the circumstances described in items (i) through (iv) below. If any such revisions are timely and properly proposed by Tenant, Landlord shall cause the Architect and Engineers to revise the Working Drawings to incorporate such revisions and submit the same for Tenant’s approval in accordance with the foregoing provisions, and the parties shall follow the foregoing procedures for approving the Working Drawings until the same are finally approved by Landlord and Tenant. Upon Landlord’s and Tenant’s approval of the Working Drawings, the same shall be known as the “Approved Working Drawings.” The Final Space Plan, Working Drawings and Approved Working Drawings shall be collectively referred to herein, as the “Construction Drawings.”

2.3 Changes. Once the Approved Working Drawings have been approved by Landlord and Tenant, Tenant shall not have the right to make any changes, change orders or modifications thereto without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion if such change or modification would: (i) directly or indirectly delay Substantial Completion (as hereinafter defined); (ii) increase the cost of designing or constructing the Landlord’s Work above the cost of the tenant Improvements depicted in the Final Space Plan; (iii) be of a quality lower than the quality of the standard tenant improvement items for the Building; and/or (iv) require any changes to the base, shell and core or structural improvements or systems of the Building.

SECTION 3

CONSTRUCTION AND COMPLETION

3.1 Construction. Landlord shall cause a contractor designated by Landlord (the “Contractor”) to (i) obtain all applicable building permits for construction of the Landlord’s Work, and (ii) construct the Landlord’s Work as depicted on the Approved Working Drawings, in compliance with such building permits and all applicable laws in effect at the time of construction, and in good workmanlike manner. Except as otherwise provided in this Tenant Work Letter, Landlord shall pay for the cost of the design and construction of the Landlord’s Work. In the event Tenant requests any changes, change orders or modifications to the Working Drawings and/or the Approved Working Drawings (which Landlord approves pursuant to Section 2.3 above) which increase the cost to construct the Landlord’s Work above the cost of the tenant improvements as described in the Final Space Plan, Tenant shall pay such increased cost to Landlord immediately upon Landlord’s request therefor, and, in any event, prior to the date Landlord causes the Contractor to commence construction of the changes, change orders or modifications. In no event shall Landlord be obligated to pay for any of Tenant’s furniture, computer systems, telephone systems, equipment or other personal property which may be depicted on the Construction Drawings; such items shall be paid for by Tenant.

3.2 Substantial Completion. For purposes of the Lease, including for purposes of determining the Commencement Date, “Substantial Completion” of the Premises and the date on which the Landlord’s Work are “Substantially Completed” shall occur upon (i) the completion of construction of the Landlord’s Work in the Premises pursuant to the Approved Working Drawings, with the exception of any punch list items that do not materially and adversely affect Tenant’s use and occupancy of the Premises and any tenant fixtures, workstations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor and (ii) receipt of a certificate of occupancy (or equivalent local government permit or approval), to the extent applicable, with respect to the Premises.

3.3 Delay of the Substantial Completion. If there shall be a delay or there are delays in the Substantial Completion of the Premises as a direct, indirect, partial, or total result of any of the following (collectively, “Tenant Delays”):

(a) Tenant’s failure to timely approve the Working Drawings or any other matter requiring Tenant’s approval;

(b) a breach by Tenant of the terms of this Tenant Work Letter or the Lease;

(c) Tenant’s request for changes in any of the Construction Drawings;

(d) Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the estimated date of Substantial Completion of the Premises, as set forth in the Lease, or which are different from, or not included in, Landlord’s standard tenant improvement items for the Building;

(e) changes to the base, shell and core, structural components or structural components or systems of the Building required by the Approved Working Drawings; and

(f) any other acts or omissions of Tenant, or its agents, or employees;

then, notwithstanding anything to the contrary set forth in the Lease and regardless of the actual date of Substantial Completion, the Commencement Date shall be deemed to be the date the Commencement Date would have occurred if no Tenant Delays, as set forth above, had occurred.

SECTION 4

MISCELLANEOUS

4.1 Tenant’s Representative. Tenant has designated Kelliann McCabe as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of Tenant as required in this Work Letter.

4.2 Landlord’s Representative. Landlord has designated Janette D’Elia as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of Landlord as required in this Work Letter.

4.3 Number of Days; Time of the Essense. All references herein to a “number of days” shall mean and refer to calendar days. Both Landlord and Tenant shall use commercially reasonable, good faith, efforts and all due diligence to cooperate with each other to complete all phases of the Construction Drawings and the permitting process and to receive the permits, as soon as possible after the execution of the Lease, and, in that regard, shall meet on a scheduled basis to be determined by Landlord and Tenant, to discuss progress in connection with the same.

4.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if any material default as described in Section 12.01 of Lease or failure by Tenant to timely observe or perform an obligation under this Work Letter has occurred at any time on or before Substantial Completion of the Landlord’s Work, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to cease the construction of the Landlord’s Work (in which case, Tenant shall be responsible for any further delay in Substantial Completion caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in Substantial Completion of the Landlord’s Work caused by such inaction by Landlord), and (iii) the date on which payment of Base Rent is to commence under the Lease shall not be affected. In addition, if the Lease is terminated prior to the Commencement Date, for any reason due to an Event of Default by Tenant under the Lease or a default under this Work Letter, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as Additional Rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs incurred by Landlord and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Landlord’s Work to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Landlord’s Work and restoration costs related thereto.

4.5 No Partnership. Nothing in this Agreement shall cause Landlord and Tenant to be partners or joint venturers.

4.6 Schedules. Attached hereto and incorporated herein by reference are the following schedules:

Schedule One to Exhibit C - Improvements

SCHEDULE ONE TO EXHIBIT C

FINAL SITE PLAN

EXHIBIT D

Rules and Regulations

1. Tenant and Tenant’s employees shall not in any way obstruct the sidewalks, entry passages, pedestrian passageways, driveways, entrances and exits to the Project or the Building, and they shall use the same only as passageways to and from their respective work areas. No tenant and no employee or invitee of any tenant shall go upon the roof of the Building without Landlord’s consent or make any roof or terrace penetrations, except as expressly permitted by the Lease or with Landlord’s written consent. Tenant shall not allow anything to be placed on the outside terraces or balconies without the prior written consent of Landlord.

2. Any sash doors, sashes, windows, glass doors, lights and skylights that reflect or admit light into the Common Area of the Project shall not be covered or obstructed by the Tenant. Water closets, urinals and wash basins shall not be used for any purpose other than those for which they were constructed, and no rubbish, newspapers, food or other substance of any kind shall be thrown into them. Except in connection with ordinary and customary interior decorating, Tenant shall not mark, drive nails, screw or drill into, paint or in any way deface the exterior walls, roof, foundations, bearing walls or pillars without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion. The reasonable and actual, out-of-pocket expense of repairing any breakage, stoppage or damage resulting from a violation of the foregoing rule shall be borne by Tenant.

3. Except as otherwise provided for in the Lease, (i) no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building without the prior written consent of Landlord, (ii) Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule, and (iii) all approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of tenant by a person chosen by Landlord.

4. The directory of the Building will be provided exclusively for the display of the name and location of tenants, and Landlord reserves the right to exclude any other names therefrom. Tenant shall pay Landlord’s standard charge for Tenant’s listing thereon and for any changes by Tenant.

5. Except as consented to in writing by Landlord or in accordance with Building standard improvements, no draperies, curtains, blinds, shades, screens or other devices shall be hung at or used in connection with any window or exterior door or doors of the Premises. No awning shall be permitted on any part of the Premises. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Premises.

6. No awning or shade shall be affixed or installed over or in the windows or the exterior of the Premises except with the consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed.

7. Heating, ventilation and air conditioning (“HVAC”) will be provided when necessary for normal comfort for general office use during the hours of 7:00 a.m. to 6:00 p.m.

Monday through Friday, excluding Holidays (such hours are collectively referred to herein as “Building Hours”). As used herein, “Holidays” shall include New Year’s Day, Washington’s Birthday (observed), Memorial Day, Independence Day, Labor Day, Thanksgiving and Christmas and any other national or state holiday customarily recognized by operators of comparable Buildings. HVAC service shall be provided to the Premises other than during Building Hours (for a minimum period of three (3) consecutive hours at a time); provided that Tenant shall pay to Landlord for each such hour of HVAC service during non-Building Hours, the then prevailing charge by Landlord for such service. Amounts payable by Tenant under the Lease shall be paid as Additional Rent within fifteen (15) days following Tenant’s receipt of Landlord’s billing therefor. Tenant agrees to reasonably cooperate with Landlord, and to abide by all reasonable regulations and requirements which Landlord may prescribe for the proper function and protection of the Building HVAC system. Tenant agrees not to connect any apparatus, device, conduit or pipe to the Building chilled and hot water air conditioning supply lines. Tenant further agrees that neither Tenant nor its servants, employees, agents, visitors, licensees or contractors shall at any time enter mechanical installations or facilities of the Building or unreasonably tamper with, touch or otherwise affect said installations or facilities. The cost of maintenance and service calls to adjust and regulate the HVAC system shall be charged to Tenant if the need for maintenance work results from either Tenant’s unreasonably tampering with room thermostats, defects in the HVAC system as installed by Tenant, or Tenant’s failure to comply with its obligations under this Section, or Tenant’s heat or cold generation in excess of that which is customary for general office use.

8. Tenant shall not do anything in the Premises, or bring or keep anything therein, which will in any way increase the risk of fire or the rate of fire insurance or which shall conflict with the regulations of the fire department or the law or with any insurance policy on the Premises or any part thereof, or with any rules or regulations established by any administrative body or official having jurisdiction, and it shall not use any machinery therein, even though its installation may have been permitted, which may cause any unreasonable noise, jar, or tremor to the floors or walls, or which by its weight might injure the floors of the Premises.

9. If Tenant desires telegraphic, telephonic, burglar alarm or similar services, Tenant first shall obtain Landlord’s prior written consent (which shall not be unreasonably withheld), and shall comply with Landlord’s instructions for their installation.

10. The elevators shall be available for use by all tenants in the Building, subject to reasonable scheduling as Landlord in its discretion shall deem appropriate. No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the Building or carried in the elevators except between the hours, in the manner and in the elevators as may be designated by Landlord.

11. Tenant shall not place a load upon any floor of the Premises which exceeds the maximum load per square foot which the floor was designed to carry and which is allowed by law. Tenant’s business machines and mechanical equipment which cause noise or vibration which may be transmitted to the structure of the Building or to any space therein, and which is objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.

12. Tenant shall not use or keep in the Premises any Hazardous Materials, except as expressly permitted by the Lease. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations. No animal, except seeing eye dogs when in the company of their masters, may be brought into or kept in the Building.

13. Landlord may reasonably limit weight, size and position of all safes, fixtures and other equipment used in the Premises. If Tenant shall require extra heavy equipment. Tenant shall notify Landlord of such fact and shall pay the cost of structural bracing to accommodate it. All damage done to the Premises or Project by installing, removing or maintaining extra heavy equipment shall be repaired at the expense of Tenant.

14. Tenant and Tenant’s officers, agents and employees shall not make nor permit any loud, unusual or improper noises that unreasonably interfere with other Tenants or those having business with them, nor bring into or keep within the Project any animal or bird or any bicycle or other vehicle, except such vehicle as Landlord may from time to time permit and guide dogs.

15. No machinery of any kind will be allowed in the Premises without the written consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed. This shall not apply, however, to customary office equipment or trade fixtures or package handling equipment.

16. All freight must be moved into, within and out of the Project only during such reasonable hours and according to such reasonable regulations as may be posted from time to time by Landlord.

17. Except as provided in the Lease, no aerial or satellite dish or similar device shall be erected on the roof or exterior walls of the Premises, or on the grounds, without in each instance, the written consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed. Any aerial so installed without such written consent shall be subject to removal without notice at any time.

18. All garbage, including wet garbage, refuse or trash shall be placed by the Tenant in the receptacles appropriate for that purpose and only at locations prescribed by the Landlord and in accordance with Landlord’s refuse and recycling plan as may be amended from time to time.

19. Tenant shall not burn any trash or garbage at any time in or about the Premises or any area of the Project.

20. Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord, unless Tenant receives the prior written consent of Landlord.

21. Landlord reserves the right to exclude any person from the Building between the hours of 6:00 p.m. and 7:00 a.m. the following day, or any other hours as may be established from time to time by Landlord, and on Saturdays, Sundays and legal holidays, unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of those persons. Landlord shall not be liable for damages for any error in admitting or excluding any person from the Building. Landlord reserves the right to prevent access to the Building by closing the doors or by other appropriate action in case of invasion, mob, riot, public excitement or other commotion.

22. Tenant shall observe all security regulations issued by the Landlord and comply with instructions and/or directions of the duly authorized security personnel for the protection of the Project and all tenants therein, except to the extent such regulations unreasonably and materially limit Tenant’s right of access to the Premises and Project’s parking facilities or prohibit Landlord from entering “Secured Areas,” all as provided in the Lease.

23. Landlord will furnish Tenant, free of charge, with two (2) keys to Tenant’s premises entrance. Tenant shall deliver to Landlord, upon the termination of its tenancy, the keys to all locks for doors on the Premises, along with all of the cards for the card key system to the Building and in the event of loss of any keys or cards furnished by Landlord, shall pay Landlord therefor.

24. Tenant’s requests for assistance will be attended to only upon appropriate application to the office of the Building by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee of Landlord will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

25. To the extent Tenant has been granted any parking privileges in the Lease, Tenant shall not park its vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Building or other reserved parking spaces. Tenant shall not leave vehicles in the parking areas serving the Building overnight, nor park any vehicles in the parking areas serving the Building, other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four-wheeled trucks. Tenant, its agents, employees and invitees shall not park any one (1) vehicle in more than one (1) parking space.

26. The scheduling and manner of all Tenant move-ins and move-outs shall be subject to the discretion and approval of Landlord, and move-ins and move-outs shall take place only after 6:00 p.m. on weekdays, on weekends, or at other times as Landlord may designate. Landlord shall have the right to approve or disapprove the movers or moving company employed by Tenant, and Tenant shall cause the movers to use only the entry doors and elevators designated by Landlord. If Tenant’s movers damage the elevator or any other part of the Project, Tenant shall pay to Landlord the amount required to repair the damage.

27. Any requirements of the Tenant will be considered only upon written application to Landlord at Landlord’s address set forth in the Lease.

28. No waiver of any rule or regulation by Landlord shall be effective unless expressed in writing and signed by Landlord or its authorized agent.

29. Landlord reserves the right to exclude or expel from the Project any person who, in the reasonable judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of the law or the rules and regulations of the Project.

30. Tenant shall cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice.

31. Landlord reserves the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Building.

32. Landlord reserves the right at any time to change or rescind any one or more of these rules and regulations or make such other and further reasonable, non-discriminatory rules and regulations as in Landlord’s judgment may from time to time be necessary for the operation, management, safety, care and cleanliness of the Project and the Premises, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants of the Project. Landlord shall not be responsible to Tenant or the any other person for the nonobservance or violation of the rules and regulations by any other tenant or other person. Tenant shall be deemed to have read these rules and have agreed to abide by them as a condition to its occupancy of the Premises. Notwithstanding anything to the contrary contained herein, Landlord agrees that the rules and regulations for the Project shall not be (i) modified or enforced in any way by Landlord so as to unreasonably and materially interfere with Tenant’s permitted use set forth in this Lease or Tenant’s access to the Premises or Project parking facility, or (ii) discriminatorily enforced against Tenant and not against other tenants of the Project.

33. Tenant shall abide by any additional rules or regulations which are ordered or requested by any governmental or military authority.

34. In the event of any conflict between these rules and regulations, or any further or modified rules and regulations from time to time issued by Landlord, and the Lease provisions, the Lease provisions shall govern and control.